                                  EXHIBIT 10.41

================================================================================


                                CREDIT AGREEMENT

                          Dated as of February 9, 2004

                                      among

                          PETRO STOPPING CENTERS, L.P.,
                                as the Borrower,

                     PETRO STOPPING CENTERS HOLDINGS, L.P.,
                      PETRO HOLDINGS FINANCIAL CORPORATION,
                            PETRO DISTRIBUTING, INC.,
                                       and
                          PETRO FINANCIAL CORPORATION,
                       as the Credit Agreement Guarantors,

                            WELLS FARGO BANK, N. A.,
            as Administrative Agent, Collateral Agent and L/C Issuer,

                                       and

                             BANK OF AMERICA, N.A.,
                        as Syndication Agent and a Lender
                                       and
                         The Other Lenders Party Hereto


                                  Arranged By:

                         BANC OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager


================================================================================

                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS AND ACCOUNTING TERMS...................................1
     1.01  Defined Terms.......................................................1
     1.02  Other Interpretive Provisions......................................28
     1.03  Accounting Terms...................................................29
     1.04  Rounding...........................................................29
     1.05  References to Agreements and Laws..................................30
     1.06  Times of Day.......................................................30
     1.07  Letter of Credit Amounts...........................................30

ARTICLE II - THE COMMITMENTS AND CREDIT EXTENSIONS............................30
     2.01  Revolving Loans and Term Loan......................................30
     2.02  Borrowings, Conversions and Continuations of Loans.................30
     2.03  Letters of Credit..................................................31
     2.04  [Intentionally omitted.]...........................................38
     2.05  Prepayments........................................................39
     2.06  Termination or Reduction of Aggregate Revolving Commitments........41
     2.07  Repayment of Loans.................................................41
     2.08  Interest...........................................................42
     2.09  Fees...............................................................42
     2.10  Computation of Interest and Fees...................................43
     2.11  Evidence of Debt...................................................43
     2.12  Payments Generally.................................................44
     2.13  Sharing of Payments................................................45

ARTICLE III - TAXES, YIELD PROTECTION AND ILLEGALITY..........................46
     3.01  Taxes..............................................................46
     3.02  Illegality.........................................................47
     3.03  Inability to Determine Rates.......................................47
     3.04  Increased Cost and Reduced Return; Capital Adequacy................47
     3.05  Funding Losses.....................................................48
     3.06  Matters Applicable to all Requests for Compensation................48
     3.07  Survival...........................................................48

ARTICLE IV - GUARANTY.........................................................48
     4.01  The Guaranty.......................................................48
     4.02  Obligations Unconditional..........................................49
     4.03  Reinstatement......................................................50
     4.04  Certain Additional Waivers.........................................50
     4.05  Remedies...........................................................50
     4.06  Rights of Contribution.............................................50
     4.07  Guarantee of Payment; Continuing Guarantee.........................51
     4.08  Benefits of the Guarantee of the Borrower Senior Notes.............52
     4.09  Subordination......................................................52

ARTICLE V - CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.........................52
     5.01  Conditions of Initial Credit Extension.............................52
     5.02  Conditions to all Credit Extensions................................56

ARTICLE VI - REPRESENTATIONS AND WARRANTIES...................................57
     6.01  Existence, Qualification and Power.................................57
     6.02  Authorization; No Contravention....................................57
     6.03  Governmental Authorization; Other Consents.........................57
     6.04  Binding Effect.....................................................57
     6.05  Financial Statements; No Material Adverse Effect...................57
     6.06  Litigation.........................................................58
     6.07  No Default.........................................................59
     6.08  Ownership of Property; Liens.......................................59
     6.09  Environmental Compliance...........................................59
     6.10  Insurance..........................................................60
     6.11  Taxes..............................................................60
     6.12  ERISA Compliance...................................................60
     6.13  Subsidiaries.......................................................61
     6.14  Margin Regulations; Investment Company Act; Public Utility
           Holding Company Act................................................61
     6.15  Disclosure.........................................................61
     6.16  Compliance with Laws...............................................61
     6.17  Intellectual Property; Licenses, Etc...............................61
     6.18  Solvency, etc......................................................62
     6.19  Perfection of Security Interests in the Collateral.................62
     6.20  Business Locations.................................................62
     6.21  Brokers' Fees......................................................63
     6.22  Labor Matters......................................................63
     6.23  Representations and Warranties from Senior Notes Indentures........63

ARTICLE VII - AFFIRMATIVE COVENANTS...........................................63
     7.01  Financial Statements...............................................63
     7.02  Certificates; Other Information....................................64
     7.03  Notices............................................................65
     7.04  Payment of Obligations.............................................66
     7.05  Preservation of Existence, Etc.....................................67
     7.06  Maintenance of Properties..........................................67
     7.07  Maintenance of Insurance...........................................67
     7.08  Compliance with Laws, etc..........................................67
     7.09  Books and Records..................................................68
     7.10  Inspection Rights, etc.............................................68
     7.11  Use of Proceeds....................................................69
     7.12  Additional Subsidiaries............................................69
     7.13  ERISA Compliance...................................................69
     7.14  Liens and Collateral...............................................69
     7.15  "Opt In" to Article 8..............................................71
     7.16  Cash Management, etc...............................................71
     7.17  Further Assurances.................................................72
     7.18  Redemption of Borrower Existing Senior Notes.......................72
     7.19  Maintenance of Redemption Account..................................72
     7.20  Maintenance of Comdata Agreement...................................72

ARTICLE VIII - NEGATIVE COVENANTS.............................................72
     8.01  Liens..............................................................73
     8.02  Investments........................................................74

     8.03  Indebtedness.......................................................75
     8.04  Fundamental Changes................................................77
     8.05  Dispositions.......................................................77
     8.06  Restricted Payments................................................79
     8.07  Change in Nature of Business.......................................80
     8.08  Transactions with Affiliates and Insiders..........................80
     8.09  Burdensome Agreements..............................................80
     8.10  Use of Proceeds....................................................81
     8.11  Financial Covenants................................................81
     8.12  Capital Expenditures...............................................83
     8.13  Organization Documents; Fiscal Year; Legal Name, State of
           Formation and Form of Entity.......................................83
     8.14  Ownership of Subsidiaries; Limitations on Holdings.................83
     8.15  Sale Leasebacks....................................................84
     8.16  No Prepayment of Indebtedness......................................84
     8.17  No Amendments to Certain Documents.................................84
     8.18  Inconsistent Agreements............................................85
     8.19  Undeveloped Land...................................................85
     8.20  Operating Leases...................................................85

ARTICLE IX - EVENTS OF DEFAULT AND REMEDIES...................................85
     9.01  Events of Default..................................................85
     9.02  Remedies Upon Event of Default.....................................88
     9.03  Application of Funds...............................................88

ARTICLE X - AGENTS............................................................89
     10.01 Appointment and Authorization of Agents............................89
     10.02 Delegation of Duties...............................................90
     10.03 Liability of Administrative Agent..................................90
     10.04 Reliance by Agents.................................................90
     10.05 Notice of Default..................................................91
     10.06 Credit Decision; Disclosure of Information by Agents...............91
     10.07 Indemnification of Agents..........................................91
     10.08 Agents in their Individual Capacities..............................92
     10.09 Successor Agents...................................................92
     10.10 Administrative Agent May File Proofs of Claim......................93
     10.11 Collateral and Guaranty Matters....................................93
     10.12 Other Agents; Arrangers and Managers...............................94
     10.13 Delivery of Financial Statements and Certain Other
           Information to the Lenders.........................................94

ARTICLE XI - MISCELLANEOUS....................................................94
     11.01 Amendments, Etc....................................................94
     11.02 Notices and Other Communications; Facsimile Copies.................95
     11.03 No Waiver; Cumulative Remedies.....................................96
     11.04 Attorney Costs, Expenses and Taxes.................................96
     11.05 Indemnification by the Borrower....................................97
     11.06 Payments Set Aside.................................................97
     11.07 Successors and Assigns.............................................98
     11.08 Confidentiality...................................................100
     11.09 Set-off...........................................................101
     11.10 Interest Rate Limitation..........................................101

     11.11 Counterparts......................................................102
     11.12 Integration.......................................................102
     11.13 Survival of Representations and Warranties........................102
     11.14 Severability......................................................103
     11.15 Tax Forms.........................................................103
     11.16 Replacement of Lenders............................................104
     11.17 Governing Law.....................................................105
     11.18 Waiver of Right to Trial by Jury..................................105
     11.19 USA Patriot Act Notice............................................105
     11.20 Designation as Senior Debt........................................106
     11.21 Entire Agreement..................................................106
     11.22 Lien Releases, etc................................................106

SCHEDULES

     1.01(a)  Unappraised Leasehold Interests
     1.01(b)  Undeveloped Land
     2.01     Commitments and Pro Rata Shares
     6.06     Litigation
     6.08(a)  Designated Real Property - Fee Interests
     6.08(b)  Designated Real Property - Leasehold Interests
     6.10     Insurance
     6.13     Subsidiaries
     6.17     IP Rights
     6.20(a)  Locations of Real Property
     6.20(b)  Locations of Tangible Personal Property
     6.20(c)  Location of Chief Executive Office
     6.20(e)  Changes in Name, State of Formation and Structure
     8.01     Liens Existing on the Closing Date
     8.02     Investments Existing on the Closing Date
     8.03     Indebtedness Existing on the Closing Date
     8.08     Transactions with Affiliates
     11.02    Certain Addresses for Notices

EXHIBITS

     A        Form of Loan Notice
     B-1      Form of Revolving Note
     B-2      Form of Term Note
     C        Form of Compliance Certificate
     D        Form of Assignment and Assumption
     E        Form of Joinder Agreement
     F        Form of Subordination Agreement

                                CREDIT AGREEMENT
                                ----------------

     This CREDIT AGREEMENT is entered into as of February 9, 2004, among PETRO STOPPING CENTERS, L.P., a Delaware limited partnership (the "Borrower"), PETRO STOPPING CENTERS HOLDINGS, L.P., a Delaware limited partnership and a limited partner of the Borrower ("Holdings"), PETRO HOLDINGS FINANCIAL CORPORATION, a Delaware corporation ("Petro Holdings"), PETRO DISTRIBUTING, INC., a Delaware corporation and a Subsidiary of the Borrower ("Petro Distributing"), and PETRO FINANCIAL CORPORATION, a Delaware corporation and a Subsidiary of the Borrower ("Petro Financial"), the Lenders (as defined herein), WELLS FARGO BANK, N. A., as Administrative Agent, Collateral Agent and L/C Issuer, and BANK OF AMERICA, N.A., as Syndication Agent.

     The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition", by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

     "Administrative Agent" means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

     "Agent" means the Administrative Agent or the Collateral Agent, and "Agents" means both the Administrative Agent and the Collateral Agent.

     "Agent-Related Persons" means the Administrative Agent, the Collateral Agent and the Arranger, together with their Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $25,000,000.

     "Agreement" means this Credit Agreement, as amended, modified, supplemented and extended from time to time.

     "Applicable Rate" means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

-------------------------------------------------------------------------------
                                                 Letter of
                                              Credit Fee and
Pricing       Consolidated       Commitment   Eurodollar Rate
 Level       Leverage Ratio         Fee            Loans        Base Rate Loans
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      * 3.25:1                  0.50%          3.00%             1.50%
-------------------------------------------------------------------------------
   2      ****3.25:1 but *3.75:1    0.50%          3.50%             2.00%
-------------------------------------------------------------------------------
   3      ****3.75:1 but *4.25:1    0.50%          3.75%             2.25%
-------------------------------------------------------------------------------
   4      ****4.25:1 but *4.75:1    0.50%          4.00%             2.50%
-------------------------------------------------------------------------------
   5      ****4.75:1                0.75%          4.25%             2.75%
-------------------------------------------------------------------------------

*    Less than
**** Greater than or equal to

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to
Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered through and including the date upon which such Compliance Certificate is delivered, after which date the Applicable Rate shall be based upon the table above (unless and until subsequently adjusted). The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the fiscal quarter ending March 31, 2004 shall be determined based upon Pricing Level 5.

     "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

     "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit D.

     "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of (a) one law firm as counsel to the Agents or, if separate counsel for each Agent is determined by the Agents to be necessary or appropriate (e.g., due to conflict of interest issues or the like), one law firm as counsel to each Agent, (b) any law firm engaged by either Agent in connection with matters relating to its Liens on Real Property and related matters (but not to exceed one law firm per jurisdiction at any particular time), and (c) one law firm as counsel to Bank of America relating to services rendered and expenses and disbursements incurred or advanced, in each case (as to this clause (c) only) prior to the Closing Date.

     "Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP,
(b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, reasonably determined by the Borrower in good faith.

     "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries, and the audited balance sheet of Holdings and its Subsidiaries, for the fiscal year ended December 31, 2002, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of each of Holdings and its Subsidiaries and the Borrower and its Subsidiaries, including the notes thereto.

     "Availability Period" means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Revolving Loans Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

     "Bank of America" means Bank of America, N.A. and its successors.

     "Bank of America Fee Letter" means the letter agreement, dated December 31, 2003, among the Borrower, Bank of America and the Arranger.

     "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its "prime rate." The "prime rate" is a rate set by Wells Fargo based upon various factors including Wells Fargo's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the "prime rate" announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

     "Base Rate Revolving Loan" means a Revolving Loan that bears interest based on the Base Rate.

     "Borrower" has the meaning specified in the introductory paragraph hereto.

     "Borrower Existing Senior Notes" means the Borrower's and Petro Financial's 10 1/2% Senior Notes due 2007 (CUSIP #715911AB9, ISIN #US715911AB99).

     "Borrower Existing Senior Notes Indenture" means, with respect to the Borrower Existing Senior Notes, the Indenture dated as of January 30, 1997, as amended and supplemented by the Supplemental Indenture dated July 23, 1999, and as further amended and supplemented by the Supplemental Indenture dated February 9, 2004, among the Borrower, Petro Financial and U.S. Bank National Association

(successor to State Street Bank and Trust Company), as Trustee, as amended, modified or supplemented from time to time as may be permitted by this Agreement.

     "Borrower Existing Senior Notes Tender Offer" means the Borrower's and Petro Financial's offer to purchase the Borrower Existing Senior Notes as described in the Borrower Existing Senior Notes Tender Offer Documents.

     "Borrower Existing Senior Notes Tender Offer Documents" means the Offer to Purchase and Consent Solicitation Statement of the Borrower and Petro Financial to Purchase for Cash any and all of their Borrower Existing Senior Notes and Solicitation of Consents to Proposed Amendments to Related Indenture dated January 16, 2004 and the accompanying Letter of Transmittal and Consent.

     "Borrower Senior Notes" means the Borrower's and Petro Financial's 9.0% Senior Secured Notes due February 15, 2012 being issued on the Closing Date in the aggregate principal amount of $225,000,000.

     "Borrower Senior Notes Indenture" means, with respect to the Borrower Senior Notes, the Indenture dated as of February 9, 2004, among the Borrower, Petro Financial and The Bank of New York, as Trustee, as amended, modified or supplemented from time to time as may be permitted by this Agreement.

     "Borrower Senior Notes Issuance" means the issuance by the Borrower and Petro Financial of the Borrower Senior Notes on the Closing Date pursuant to the Borrower Senior Notes Indenture.

     "Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     "Businesses" means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

     "Capital Lease" means, as applied to any Person, any lease of any Property by such Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

     "Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cardwell Group" means J. A. Cardwell, Sr., James A. Cardwell, Jr. and their respective spouses, lineal descendants, estates and Affiliates, including Petro (a corporation wholly owned by J. A. Cardwell, Sr.) and JAJCO II, Inc. (a corporation wholly owned by James A. Cardwell, Jr.).

     "Cash Collateralize" has the meaning specified in Section 2.03(g).

     "Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or
(iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing or having an auction date within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (e) Investments, classified in accordance with GAAP as current assets, in money market mutual funds (as defined by Rule 2(a)-7 of the Investment Company Act of 1940) registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and which have the highest credit rating by any two of S&P, Moody's and Fitch Ratings Services.

     "Change of Control" means an event or series of events by which:

           (a) the Borrower sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets or Property to another Person (other than a sale, conveyance or transfer by the Borrower solely for the purpose of converting the Borrower into a corporation); or

           (b) (i) Volvo, Mobil and the Cardwell Group shall at any time, legally or beneficially, own less than 51% in the aggregate of the partnership interests or other issued and outstanding Capital Stock of Holdings, or (ii) the Cardwell Group shall at any time hold, directly or indirectly (including as the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause (ii) such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), a smaller percentage of the Capital Stock of Holdings than is held, directly or indirectly (including as the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act)), by either (A) any of Volvo or Mobil (individually, and not with the beneficial ownership attribution of any other Person) or (B) any other "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
     Act); or

           (c) a "Change of Control" shall occur as such term is defined in either of the Senior Notes Indentures; or

           (d) after the consummation of an Equity Issuance which constitutes a public offering, during any period of 24 consecutive months or less, a majority of the members of the board of directors or other equivalent governing body of Holdings ceases to be composed of individuals

     (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

           (e) (i) Holdings ceases to own, beneficially or of record, at least 98.7156% of the issued and outstanding Capital Stock of the Borrower or
     (ii) Petro, or a successor general partner approved by the Administrative Agent and the Required Lenders which has executed a Guaranty of the entirety of the Obligations and pledged its partnership interests in the Borrower to secure the payment and performance of the Obligations pursuant to a Guaranty and pledge agreement, respectively, in form and substance satisfactory to the Administrative Agent and which is an Affiliate of the Borrower as of the Closing Date and immediately prior to giving effect to the requirements of this clause (ii), ceases to be the sole general partner of the Borrower.

     "Closing Date" means the date hereof.

     "Collateral" means a collective reference to all real and personal Property with respect to which Liens in favor of either Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

     "Collateral Agent" means Wells Fargo in its capacity as collateral agent under any of the Collateral Documents or other Loan Documents, or any successor collateral agent.

     "Collateral Documents" means a collective reference to the Security Agreement, the Mortgages, the Control Agreements and such other security documents as may be executed and delivered by any Loan Party or Petro pursuant to the terms of Section 7.14.

     "Comdata" means Comdata Network, Inc. d/b/a Comdata Corporation, a Maryland corporation.

     "Comdata Agreement" means the Agreement dated as of March 3, 1999, between Comdata and the Borrower, providing for, among other things, the transfer by the Borrower to Comdata of certain collection rights with respect to the Subject Receivables, as amended by the Amendment dated November 19, 2002 and as the same may be further amended or modified in accordance with this Agreement, or any replacement or successor agreement of a similar nature which is approved by the Administrative Agent (which approval shall not be unreasonably withheld).

     "Commitment" means, as to each Lender, the Revolving Commitment of such Lender and the Term Loan Commitment of such Lender.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

     "Consolidated Capital Expenditures" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such Involuntary Disposition, (b) Permitted Acquisitions, (c) franchise development expenditures to the extent that such expenditures are reimbursed or recouped through royalties or otherwise within 12 months from the date paid or incurred, as the case may be, or (d) expenditures in connection with the defense of trademarks, service marks or copyrights.

     "Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of:

           (a)   Consolidated Net Income for such period, plus

           (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period,
     (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, all as determined in accordance with GAAP, (iv) any cash expense incurred in connection with the Transactions or any merger, acquisition, investment or financing permitted by this Agreement, (v) any non-cash restructuring or other type of non-cash charge or reserve, and (vi) any cash expense related to any Equity Issuance, all as determined in accordance with GAAP, minus

           (c) the following to the extent included in calculating such Consolidated Net Income but not received by the Borrower or any of its Subsidiaries in cash: Consolidated Net Income attributable to any entity, other than a Subsidiary of the Borrower, in which the Borrower or any of its Subsidiaries owns an interest.

     "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

     "Consolidated Fixed Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period, plus (b) Consolidated Scheduled Funded Debt Payments for such period all as determined in accordance with GAAP.

     "Consolidated Funded Indebtedness" means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

     "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (other than interest paid on the Indebtedness of the Borrower to Comdata arising under the Comdata Agreement), plus (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, plus (c) the aggregate amount of all dividends or distributions paid or made by the Borrower or its Subsidiaries to Holdings for the purpose of permitting Holdings to pay any interest, premium payments, debt discount, fees, charges and related expenses of Holdings in connection with borrowed money (including the Holdings Senior Notes and the Holdings Existing Senior Notes and capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest of Holdings in accordance with GAAP.

     "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to
Section 7.01(a) or (b).

     "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries, excluding all extraordinary, unusual and nonrecurring items of income, loss or expense for that period.

     "Consolidated Scheduled Funded Debt Payments" means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, "scheduled payments of principal" (a) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases and Synthetic Leases and (b) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     "Control" has the meaning specified in the definition of "Affiliate."

     "Control Agreements" means one or more control agreements executed by any Person to or in favor of either Agent for the purpose of, among other things, perfecting such Agent's security interest in deposit accounts, investment property, letter-of-credit rights, electronic chattel paper and/or other personal property as permitted by the UCC.

     "Credit Agreement Guarantors" means each of the Guarantors other than Petro.

     "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

     "Debt Issuance" means the issuance by any Loan Party of any Indebtedness other than Indebtedness permitted under Section 8.03.

     "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to either Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     "Designated Real Property" means all Real Property other than (a) the Undeveloped Land and (b) the Unappraised Leasehold Interests.

     "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any disposition in connection with an exchange of Property) of any Property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but (subject to the proviso below) excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Borrower and its Subsidiaries, (b) the sale, lease, license, transfer or other disposition of obsolete or worn out property no longer used or useful in the conduct of business of the Borrower and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of Property by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower, provided that the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as either Agent may request so as to cause the Loan Parties to be in compliance with the terms of
Section 7.14 after giving effect to such transaction, (d) any Involuntary Disposition by the Borrower or any Subsidiary, (e) any Disposition by the Borrower or any Subsidiary constituting a Permitted Investment, (f) any sale of the Undeveloped Land, and (g) the sale of delinquent receivables in the ordinary course of business in connection with the collection or compromise thereof; provided, however, that, notwithstanding anything to the contrary contained in this definition, the term "Disposition" or "Dispose" shall also mean and refer to each "Asset Sale" as such term is defined in either of the Senior Notes Indentures.

     "Dollar" and "$" mean lawful money of the United States.

     "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

     "Eligible Assignee" has the meaning specified in Section 11.07(g).

     "Environmental Laws" means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Equity Issuance" means any issuance by the Borrower, Holdings or Petro Holdings to any Person of shares of its Capital Stock, other than (a) any issuance of shares of Capital Stock of the Borrower, Holdings or Petro Holdings pursuant to the exercise of options or warrants issued to its employees in the ordinary course of business pursuant to the Stock Option Plan, and (b) to an employee of the Borrower, Holdings or Petro Holdings in the ordinary course of business under the Stock Option Plan. The term "Equity Issuance" shall not be deemed to include any Disposition.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     "Eurodollar Base Rate" means, for any Interest Period with respect to any Eurodollar Rate Loan:

           (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars of an amount equal to the principal amount of such Eurodollar Rate Loan (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

           (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

           (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100/th/ of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest

     Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

     "Eurodollar Rate" means, for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.

     "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

     "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Event of Default" has the meaning specified in Section 9.01.

     "Excess Cash Flow" means, for any period and without duplication, the positive remainder (if any) of (a) Consolidated EBITDA for such period, minus
(b) the cash portion of Consolidated Interest Charges for such period, minus (c) federal, state, local and foreign income taxes paid and payable in cash by the Borrower and its Subsidiaries for such period, minus (d) capital expenditures of the Borrower and its Subsidiaries made, and permitted to be made in accordance with this Agreement, in cash for such period, minus (e) Consolidated Scheduled Funded Debt Payments for such period, minus (f) Restricted Payments of the types referred to in Section 8.06(e) and clause (i) of Section 8.06(f) made, and permitted to be made, by the Borrower for such period, minus (g) any cash expense of the Borrower and its Subsidiaries incurred in connection with the Transactions or any merger, acquisition, investment or financing permitted by this Agreement, minus (h) the aggregate amount of voluntary prepayments of the Term Loan made by the Borrower during such period.

     "Excess Land" means each of the parcels of Real Property owned by the Borrower as of the Closing Date which adjoins a Stopping Center but is not being utilized by any Stopping Center and is considered excess land by the Borrower which is not (as of the Closing Date) useful in connection with the business of any Stopping Center.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Property" means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by
Section 7.12, (a) any owned real or personal Property which is located outside of the United States unless requested by the Administrative Agent or the Required Lenders, (b) any personal Property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) any Property which, subject to the terms of Section 8.09, is subject to a Lien permitted under Section 8.01(b) or (i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, (d) any lease, license or other contract if the grant of a Lien in such lease, license or contract in the manner contemplated by the Loan Documents is prohibited by the terms of such lease, license or contract, but only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity, and (e) the Borrower's joint venture interest in Petro Travel Plaza, LLC or any other joint venture in which the Borrower makes an Investment permitted by this Agreement and as to which the Administrative Agent and the Required Lenders have agreed not to require a Lien as security for the Obligations; provided, however, that "Excluded Property" shall not include any such Property described in clause (a),
(b), (c), (d) or (e) as to which the Administrative Agent, with the consent or at the request of the Required Lenders and after the occurrence of a Default, has requested, in a written notice to the Borrower, the creation of a Lien as security for the Obligations.

     "Existing Credit Agreement" means that certain Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 30, 2001, among the Borrower, the lending institutions listed therein, Fleet National Bank, as agent, and First Union National Bank, as documentation agent, as amended.

     "Facilities" means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

     "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

     "Fee Letters" means the Bank of Bank of America Fee Letter and the Wells Fargo Fee Letter.

     "Foreign Lender" has the meaning specified in Section 11.15(a)(i).

     "Foreign Subsidiary" means any Subsidiary that is not a Domestic
Subsidiary.

     "FRB" means the Board of Governors of the Federal Reserve System of the United States.

     "Funded Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

           (a) all indebtedness for borrowed money, whether current or long-term (including the Obligations) and all indebtedness or obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than contingent liabilities of the Borrower to Comdata arising under the Comdata Agreement);

           (b)   all purchase money Indebtedness;

           (c) the maximum amount available to be drawn under letters of credit (including standby and commercial letters of credit), bankers' acceptances, bank guaranties, surety bonds, repurchase agreements and similar instruments;

           (d) all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

           (e) the Attributable Indebtedness of Capital Leases and Synthetic Leases;

           (f)   the Attributable Indebtedness of Securitization Transactions;

           (g) all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Term Loan Maturity Date;

           (h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that the amount of such Funded Indebtedness shall be limited to the lesser of (A) the principal amount of such Funded Indebtedness or (B) the fair market value of the Property which is subject to such Lien;

           (i) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (h) above of another Person, exclusive of up to $1,000,000 of the amount of such Guarantees outstanding at any time; and

           (j) all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

     "Guaranty" means, collectively, (a) the Guaranty made by the Credit Agreement Guarantors in favor of the Agents and the Lenders pursuant to Article IV hereof, (b) the Guaranty dated as of the Closing Date executed by Petro pursuant to which it Guarantees payment of the Obligations, and (c) each and every Joinder Agreement or other supplement to any such Guaranty referred to in clause (a) or (b) above or new or additional guaranty of all or any portion of the Obligations at any time executed by any Guarantor.

     "Guarantors" means Holdings, Petro, Petro Holdings, Petro Distributing, Petro Financial, each other Subsidiary of the Borrower now existing or hereafter created, organized or acquired and each other Person that joins as a Guarantor pursuant to Section 7.12 or executes or becomes a party to any other Guaranty as a guarantor of all or any portion of the Obligations, together with their successors and permitted assigns.

     "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Holdings" has the meaning specified in the introductory paragraph hereto.

     "Holdings Existing Senior Notes" means Holdings' and Petro Holdings' Senior Discount Notes due 2008 (CUSIP #71646DAE2, ISIN #US716446DAE22).

     "Holdings Existing Senior Notes Exchange/Tender Offer" means Holdings' and Petro Holdings' offer to purchase the Holdings Existing Senior Notes or exchange such notes for the Holdings Senior Notes, as described in the Holdings Existing Senior Notes Exchange/Tender Offer Documents.

     "Holdings Existing Senior Notes Exchange/Tender Offer Documents" means the Amended Offer and Consent Solicitation with respect to the Holdings Existing Senior Notes and the Amended Consent Solicitation with respect to the Warrants (CUSIP #716457114, ISIN #US7164571140) of Petro Warrant Holding Corporation dated December 10, 2003, as amended by a First Supplement thereto dated January 8, 2004 and a Second Supplement thereto dated January 12, 2004, and the accompanying Letter of Transmittal and Consent.

     "Holdings Existing Senior Notes Indenture" means, with respect to the Holdings Existing Senior Notes, the Indenture dated as of July 23, 1999, among Holdings, Petro Holdings and State Street Bank and Trust Company, as Trustee, as amended and supplemented by the Supplemental Indenture dated February 9, 2004, among Holdings, Petro Holdings and U.S. Bank National Association, as successor Trustee to State Street Bank and Trust Company, as amended, modified or supplemented from time to time as may be permitted by this Agreement.

     "Holdings Senior Notes" means Holdings' and Petro Holdings' Senior Third Secured Notes due February 15, 2014 being issued on the Closing Date in the aggregate initial accreted value of $44,204,446.08, which notes bear interest at the rate of 5% per annum through April 30, 2009 and 12.5% per annum thereafter.

     "Holdings Senior Notes Indenture" means, with respect to the Holdings Senior Notes, the Indenture dated as of February 9, 2004, among Holdings, Petro Holdings and The Bank of New York, as Trustee, as amended, modified or supplemented from time to time as may be permitted by this Agreement.

     "Holdings Senior Notes Issuance" means the issuance by Holdings' and Petro Holdings' of the Holdings Senior Notes on the Closing Date pursuant to the Holdings Senior Notes Indenture and the Holdings Senior Notes Exchange/Tender Offer Documents.

     "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a)  all Funded Indebtedness;

          (b)  the Swap Termination Value of any Swap Contract;

          (c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

          (d)  all Indebtedness of the types referred to in clauses (a) through
     (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

     "Indemnified Liabilities" has the meaning set forth in Section 11.05.

     "Indemnitees" has the meaning set forth in Section 11.05.

     "Interest Payment Date" means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.

     "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

          (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c) no Interest Period shall extend beyond the Maturity Date applicable to such Loan.

     "Internal Revenue Code" means the Internal Revenue Code of 1986.

     "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     "Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Borrower or any Subsidiary.

     "IP Rights" has the meaning set forth in Section 6.17.

     "IRS" means the United States Internal Revenue Service.

     "ISP98" has the meaning set forth in Section 2.03(h).

     "Joinder Agreement" means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

     "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

     "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     "L/C Issuer" means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     "L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

     "Lender" means each of the Persons identified as a "Lender" on the signature pages hereto and their successors and permitted assigns and, as the context requires, includes the L/C Issuer.

     "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

     "Letter of Credit" means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

     "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

     "Letter of Credit Expiration Date" means the day that is 10 days prior to the Revolving Loans Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

     "Letter of Credit Fees" has the meaning specified in Section 2.03(i).

     "Letter of Credit Sublimit" means an amount equal to the lesser of the Aggregate Revolving Commitments and $25,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

     "Loan" means an extension of credit by a Lender to the Borrower under
Article II in the form of a Revolving Loan or a Term Loan.

     "Loan Documents" means this Agreement, each Note, each Letter of Credit, each Letter of Credit Application, each Guaranty, each Joinder Agreement, the Collateral Documents, each Swap Contract or Treasury Management Agreement between any Loan Party and any Lender which is permitted by this Agreement, any post-closing agreement among the Loan Parties, the Administrative Agent and the Collateral Agent, each Request for Credit Extension, each Compliance Certificate, the Fee Letters and each other document, instrument or agreement from time to time executed by or on behalf of any Loan Party or Petro and delivered (or required to be delivered) in connection with this Agreement.

     "Loan Notice" means a notice of (a) a Borrowing of Revolving Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     "Loan Parties" means, collectively, the Borrower and each Credit Agreement Guarantor.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or the Borrower and its Subsidiaries taken as a whole to perform its or their material obligations under any Loan Document to which it is or they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability (i) against any Loan

Party or Petro of any Loan Document to which it is a party or (ii) of any Lien granted under any Collateral Document in favor of the Collateral Agent on any material portion of the Collateral.

     "Maturity Date" means the Revolving Loans Maturity Date or the Term Loan Maturity Date, as applicable based upon the context in which such term is used.

     "Maximum Rate" means, at any time and with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges contracted for, charged or received in connection with this Agreement and the other Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower or any other Loan Party or Petro at the time of such change in the Maximum Rate. If and to the extent (if any) that, notwithstanding Section 11.17 hereof, Texas law is applicable to the determination of the Maximum Rate under this Agreement or any other Loan Document, the Agents and the Lenders will utilize the weekly ceiling from time to time in effect as provided in Chapter 303 of the Texas Finance Code, as amended. To the extent United States federal law permits the Agents and/or the Lenders to contract for, charge, take, receive or reserve a greater amount of interest than under applicable state law, the Agents and the Lenders will rely on United States federal law instead of such state law for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, the Agents and/or the Lenders may, at their option and from time to time, utilize any other method of establishing the Maximum Rate under applicable law by giving notice, if required, to the Borrower as provided by any applicable law now or hereafter in effect.

     "Mobil" means ExxonMobil Oil Corporation and Mobil Diesel Supply
Corporation.

     "Mobil Supply Agreement" means that certain PMPA Motor Fuels Franchise Agreement dated July 23, 1999, between the Borrower and ExxonMobil Oil Corporation (as amended, modified or supplemented from time to time).

     "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

     "Mortgages" means any and all mortgages, deeds of trust, assignments of rent and/or security agreements (no matter how named or titled) executed by the Borrower or any of its Subsidiaries to and in favor of the Collateral Agent which, among other things, grant a Lien on Real Property as security for the Obligations or any portion thereof (as the Collateral Agent may require), as amended, modified, supplemented and extended from time to time.

     "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     "Net Cash Proceeds" means the aggregate cash or Cash Equivalents proceeds received by any Loan Party in respect of any Equity Issuance or Debt Issuance, or received by the Borrower or any of its Subsidiaries in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, reasonable legal, accounting and investment banking fees and reasonable sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Collateral Agent) on the related Property; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party in connection with any Equity Issuance or Debt Issuance or received by the Borrower or any of its Subsidiaries in respect of any Disposition or Involuntary Disposition; provided, however, that, in the event that any consideration for a Disposition or Involuntary Disposition (which would otherwise constitute Net Cash Proceeds) is required by arm's length contract to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow.

     "New Profit Centers" means any new profit center or operation intended to create new or expanded revenues acquired, developed or constructed after the Closing Date on any existing Stopping Center or Petro:Lube.

     "Note" or "Notes" means the Revolving Notes and/or the Term Notes, individually or collectively, as applicable based upon the context in which such term appears.

     "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or Petro arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including, without limitation, the principal amount thereof and all interest and fees accrued thereon, including, without limitation, all interest and fees that accrue after the commencement by or against any Loan Party or Petro or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract and any Treasury Management Agreement between any Loan Party and any Lender which is not prohibited by this Agreement.

     "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or regulations (or equivalent or comparable constitutive documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     "Outstanding Amount" means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     "Participant" has the meaning specified in Section 11.07(d).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     "Permitted Acquisitions" means Investments consisting of an Acquisition by the Borrower or any Subsidiary of the Borrower if (but only if), both immediately prior to and immediately after giving effect to the consummation of such Acquisition and on a Pro Forma Basis, the Consolidated Leverage Ratio as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or 7.01(b) is less than 4.00:1 and each of the additional requirements is satisfied:

          (a) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof or reasonably related thereto);

          (b) the Administrative Agent or the Collateral Agent, as required, shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of
     Section 7.12 and/or Section 7.14;

          (c) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

          (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or Section 7.01(b);

          (e) the representations and warranties made by the Loan Parties or Petro in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;

          (f) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction;

          (g) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments, but excluding consideration consisting of any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition) paid by the Borrower or any Subsidiary for any such Acquisition occurring after the Closing Date shall not exceed $5,000,000; and

          (h) the aggregate consideration (including cash and non-cash consideration and any assumption of Indebtedness, but excluding consideration consisting of any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition) paid by the Borrower or any Subsidiary for all such Acquisitions occurring after the Closing Date shall not exceed $15,000,000 and such consideration paid or payable does not include any earn-out payments.

     "Permitted Investments" means, at any time, Investments by the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of
Section 8.02.

     "Permitted Liens" means, at any time, Liens in respect of Property of the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

     "Permitted Tax Distributions" means, for any fiscal year or portion thereof (the "Tax Year") of any Person in which period such Person is a partnership or other substantially similar pass-through entity for federal income tax purposes, distributions to enable the partners or members of such Person to make payments of federal, state and local income taxes (including estimates thereof) in respect of the Taxable Income of such partner or member with respect to each such Tax Year in an aggregate amount equal to the product of (a) the excess of
(i) the sum of the highest marginal federal income tax rate applicable during such Tax Year to either corporations or individuals and the State Income Tax Rate over (ii) the product of such federal rate and the State Income Tax Rate and (b) such partner's or member's Taxable Income for such Tax Year.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Petro" means Petro, Inc., a Texas corporation and the general partner of the Borrower.

     "Petro Distributing" has the meaning specified in the introductory paragraph hereto.

     "Petro Financial" has the meaning specified in the introductory paragraph hereto.

     "Petro Holdings" has the meaning specified in the introductory paragraph hereto.

     "Petro Lube" means a lube, oil and filter, tire and minor mechanical maintenance express facility for trucks and other heavy duty vehicles.

     "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

     "Pro Forma Basis" means, for purposes of calculating the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate), that any Disposition or Acquisition, and any Borrowing or other incurrence of Indebtedness in connection therewith, shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or Section 7.01(b). In connection with the foregoing:

          (a)  with respect to any Disposition:

               (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction, and

               (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period; and

          (b)  with respect to any Acquisition:

               (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent; and

               (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

     "Pro Forma Compliance Certificate" means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

     "Pro Forma Statements" has the meaning specified in Section 5.01(g).

     "Pro Rata Share" means, as to each Lender at any time, (a) with respect to such Lender's Revolving Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, and (b) with respect to such Lender's outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loan held by such Lender at such time and the denominator of which is the aggregate principal amount of the Term Loan at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule
2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     "Property" means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

     "Real Property" means any interest (including fee, leasehold or other interest) of any kind in any real property.

     "Redemption Account" means a deposit account of the Borrower maintained with Wells Fargo containing an amount equal to the Redemption Amount, which account and all proceeds thereof shall secure payment of the Obligations pursuant to the security interest granted to the Collateral Agent under the Security Agreement.

     "Redemption Amount" means, as of any date, an amount equal to (a) the lesser of $22,122,000 or the aggregate principal amount of the Borrower Existing Senior Notes outstanding immediately after giving effect to Transactions to occur on the Closing Date minus (b) the aggregate principal amount of the Borrower Existing Senior Notes which have been repurchased or redeemed as of such date.

     "Register" has the meaning set forth in Section 11.07(c).

     "Replacement Asset" means, with respect to any Disposition or Involuntary Disposition, a Property or asset that is the same or similar to the Property or asset subject to such Disposition or Involuntary Disposition or any other Property or asset that is used or will be used in the ordinary course of the Stopping Center business of the Borrower consistent with past practices.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

     "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

     "Required Lenders" means, at any time, Lenders holding in the aggregate more than 66-2/3% of (a) the Revolving Commitments and the outstanding Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The Revolving Commitments of, and the outstanding Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     "Responsible Officer" means the chief executive officer, president, vice president or chief financial officer of a Loan Party or Petro (as applicable). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or Petro shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or Petro, respectively, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or Petro, respectively.

     "Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary of the Borrower (including any such dividend or distribution paid or payable to any partner, stockholder or other owner of Capital Stock of the Borrower or any such Subsidiary by reason of its status as owner of such Capital Stock), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock and (b) any payment or transfer of money or Property or assets of the Borrower or any Subsidiary of the Borrower to or for the benefit of Holdings, Petro, any other owner of the Borrower or any other Affiliate of the Borrower (other than the Borrower and the Subsidiaries of the Borrower) in any way with respect to the Capital Stock of the Borrower or any Subsidiary of the Borrower, including, without limitation, any such payment or transfer in connection with the purchase, redemption, retirement, acquisition, cancellation or termination of any of the Holdings Existing Senior Notes, the Holdings Senior Notes, any other indebtedness, liability or obligation of any such Person or any Capital Stock issued by any such Person or any interest, premium, debt discount, fees, charges, expenses, dividends or distributions related to any of the foregoing.

     "Revolving Commitment" means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     "Revolving Loan" has the meaning specified in Section 2.01(a).

     "Revolving Loans Maturity Date" means February 9, 2007.

     "Revolving Note" has the meaning specified in Section 2.11(a).

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

     "Sale and Leaseback Transaction" means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

     "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     "Secured Trade Agreements" means any agreements or contracts, including, without limitation, the Mobil Supply Agreement, governing the supply of fuel and/or lubricants to the Borrower by Mobil or any other supplier of fuel and/or lubricants to the Borrower.

     "Secured Trade Debt" means all obligations, liabilities and indebtedness (including, without limitation, indemnities, fees and interest thereon (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) owing by the Borrower to Mobil or any other supplier(s) of fuel and/or lubricants to the Borrower, whether now existing or hereafter incurred under, arising out of or in connection with, directly or indirectly, the Secured Trade Agreements (whether or not evidenced by one or more promissory notes from time to time), including, without limitation, the Mobil Supply Agreement (so long as Mobil is a "Secured Trade Creditor" as such term is defined in the Security Agreement) and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in the Secured Trade Agreements; provided, however, that the aggregate amount of all such obligations, liabilities and indebtedness which constitute "Secured Trade Debt" hereunder shall not exceed $15,000,000.00 at any time outstanding.

     "Securitization Transaction" means any financing transaction or series of financing transactions (including factoring arrangements, but excluding any transaction involving the transfer of certain credit card accounts receivable solely for the purpose of facilitating collection thereof on behalf of the Borrower and for its account) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Borrower.

     "Security Agreement" means the Security, Collateral Agency and Intercreditor Agreement dated as of the Closing Date executed by the Borrower, Holdings, Petro, Petro Distributing and Petro Financial to and in favor of the Collateral Agent and other secured parties, as amended, modified, restated or supplemented from time to time.

     "Senior Notes" means the Borrower Senior Notes and the Holdings Senior
Notes.

     "Senior Notes Indentures" means the Borrower Senior Notes Indenture and the Holdings Senior Notes Indenture.

     "Senior Notes Issuances" means the Borrower Senior Notes Issuance and the Holdings Senior Notes Issuance.

     "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course,
(c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "State Income Tax Rate" means, with respect to any Person, the weighted average highest marginal state and local income tax (inclusive of franchise or other taxes in the nature of income taxes) rates applicable to corporations or to individuals in any state in which such Person does business as determined in good faith by the Board of Directors of the Company. The highest applicable marginal state and local income tax rates of the states from which the Person derives net income shall be weighted by the ratio of the Person's net income apportioned to a state by that state to the sum of the Person's net income apportioned to all states in which such Person is doing business.

     "Stock Option Plan" means any reasonable and customary stock option plan adopted by the Borrower or Holdings in the ordinary course of its business.

     "Stopping Centers" means multi-service truck stops, stopping center facilities or other travel plaza facilities known as "Petro Stopping Centers" or "Petro: 2" (or such other names as the Borrower may from time to time adopt), which facilities provide services and amenities to commercial truck drivers and/or trucking companies as well as other highway motorists and local residents and which are operated by the Borrower or any of its Subsidiaries.

     "Subject Receivables" means those accounts receivable of the Borrower and its Subsidiaries in which the collection rights with respect thereto have been transferred or assigned to a Person providing services to facilitate collection thereof for the account of the Borrower pursuant to the terms of the Comdata Agreement.

     "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Holdings or the Borrower, as applicable based upon the context in which such term appears.

     "Successor Entity" means, with respect to any Loan Party or Petro, an entity that succeeds to and continues the business of any Loan Party or Petro, respectively.

     "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price swaps, fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

     "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

     "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement (other than any operating lease that is part of a Sale and Leaseback Transaction) whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet of the obligated Person under GAAP.

     "Taxable Income" means, with respect to any partner or member of a Person that is a partnership or substantially similar pass-through entity for federal income tax purposes, such partner's allocation of taxable income from such Person for federal income tax purposes inclusive of each item of taxable gain, loss, income, and deduction required to be taken into account separately by the partners or members of such Person and taking into account allocations pursuant to Section 704(C) of the Internal Revenue Code. The character of each separately stated item shall be disregarded for purposes of determining Taxable Income; provided that net capital loss, as defined in Section 1222(10) of the Internal Revenue Code, shall not be taken into account in determining Taxable Income.

     "Term Loan" has the meaning specified in Section 2.01(b).

     "Term Loan Commitment" means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender's name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is $25,000,000.

     "Term Loan Maturity Date" means February 9, 2008.

     "Term Note" has the meaning specified in Section 2.11(a).

     "Threshold Amount" means $2,000,000.

     "Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

     "Transactions" means (a) the making of the Loans, the issuance of Letters of Credit, the granting of Liens and the other transactions contemplated by this Agreement and the other Loan Documents, (b) the Borrower Existing Senior Notes Tender Offer and the Holdings Existing Senior Notes Exchange/Tender Offer and the transactions contemplated by the documents relating thereto, and (c) the Senior Notes Issuances and the other transactions contemplated by the Senior Notes Indentures.

     "Transactions Documents" means (a) the Loan Documents, (b) the Borrower Existing Senior Notes Tender Offer Documents and the Holdings Existing Senior Notes Exchange/Tender Offer Documents, (c) the Senior Notes Indentures, and (d) any and all offering memoranda relating to any of the foregoing referred to in clauses (b) and (c) preceding or relating to any of the Senior Notes.

     "Treasury Management Agreements" means any and all agreements governing the provision of treasury or cash management services, including, without limitation, deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

     "Type" means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

     "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or other relevant jurisdiction whose laws may apply to the creation or perfection or the effect of nonperfection of the security interests granted pursuant to the Collateral Documents.

     "Unappraised Leasehold Interests" means the leasehold interests in Real Property of the Borrower described on Schedule 1.01(a) hereto.

     "Undeveloped Land" means (a) each of the parcels of Real Property described on Schedule 1.01(b) hereto and (b) any parcel of Real Property acquired after the Closing Date if and to the extent permitted by this Agreement, in each case (i.e., as to each of clauses (a) and (b) preceding) which is vacant land and does not adjoin a Stopping Center; provided, however, that the aggregate consideration (including cash and non-cash consideration and any assumption of Indebtedness) paid or payable to acquire any Real Property referred to in this clause (b) may not exceed $5,000,000.

     "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

     "United States" and "U.S." mean the United States of America.

     "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

     "Volvo" means Volvo Trucks of North America, Inc., a Delaware corporation.

     "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     "Wells Fargo" means Wells Fargo Bank, N. A. and its successors.

     "Wells Fargo Fee Letter" means the letter agreement, dated January 13, 2004, between the Borrower and Wells Fargo.

     "Wholly Owned Subsidiary" means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b)   (i)   The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

           (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

           (iii) The term "including" is by way of example and not limitation.

           (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

     (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     (e) Any reference to shares of Capital Stock shall mean and include, in addition to shares, partnership, membership and other equity interests or units constituting Capital Stock.

     (f) Any reference in the Loan Documents to any Loan Party or Petro or a particular Loan Party or Loan Parties or Petro shall also mean and refer to any Successor Entity of such Loan Party or Loan Parties or Petro, respectively.

     1.03  Accounting Terms.

     (a) Except as may be otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.

     (b) If and to the extent that such written summary is not contained in publicly available reports filed by Holdings or the Borrower with the SEC, the Borrower will provide a written summary of all material changes in GAAP applicable to any Loan Party in the preparation of its financial statements delivered pursuant to this Agreement and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that (i) no such amendment made solely for such purpose shall require the payment of any amendment fee by any Loan Party and (ii) until so amended,
(A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     (c) Notwithstanding the above, the parties hereto acknowledge and agree that:

           (i) all calculations of the Consolidated Leverage Ratio for purposes of determining compliance with Section 8.11(a) and determining the Applicable Rate shall be made on a Pro Forma Basis;

           (ii) all calculations of the Consolidated Fixed Charge Coverage Ratio for purposes of determining compliance with Section 8.11(b) shall be made on a historical basis (i.e., not on a Pro Forma Basis).

     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

     1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                   ARTICLE II

                      THE COMMITMENTS AND CREDIT EXTENSIONS

     2.01  Revolving Loans and Term Loan.

     (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and
(ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Revolving Commitment. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section
2.05 and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, that all Borrowings of Revolving Loans made on the Closing Date shall be made as Base Rate Loans.

     (b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the "Term Loan") to the Borrower on the Closing Date in an amount not to exceed such Lender's Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

     2.02  Borrowings, Conversions and Continuations of Loans.

     (a) Each Borrowing, each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a

Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and, if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and, second, to the Borrower as provided above.

     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted to Base Rate Loans on the last day of the relevant Interest Period for such Eurodollar Rate Loans.

     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than (i) five Interest Periods in effect with respect to Revolving Loans and (ii) five Interest Periods in effect with respect to the Term Loan.

     2.03  Letters of Credit.

     (a)   The Letter of Credit Commitment.

           (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars and otherwise in form and substance satisfactory to the L/C Issuer for the account of the Borrower, and to amend or renew such Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts drawn under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (1) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments,
     (2) the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender's Revolving Commitment or (3) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

           (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

                 (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                 (B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

                 (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

                 (D) the issuance of such Letter of Credit would violate any Laws or any policy of the L/C Issuer; or

                 (E) such Letter of Credit is to be denominated in a currency other than Dollars.

           (iii) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

           (iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or
     (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

           (v) The L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in
     Article V shall not then be satisfied.

     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

           (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C
     Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as the L/C Issuer or the Administrative Agent may require.

           (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

           (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

           (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     (c)   Drawings and Reimbursements; Funding of Participations.

           (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date") (or, if the time of such payment by the L/C Issuer is after 11:00 a.m., promptly after the time of such payment and, in any event, no later than 3:00 p.m. on the Honor Date), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount") and the amount of such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

           (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

           (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

           (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

           (v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

           (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     (d)   Repayment of Participations.

           (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

           (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

           (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating thereto;

           (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any other Loan Party or Petro may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

           (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

           (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit except where such payment constitutes gross negligence or willful misconduct on the part of the L/C Issuer; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

           (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party or Petro, except for any such circumstance or happening which constitutes gross negligence or willful misconduct on the part of the L/C Issuer.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be); provided, however, that the Borrower shall not be obligated to Cash Collateralize any L/C Borrowing pursuant to clause (i) preceding which was unable to be refinanced as a Borrowing of Revolving Loans, at a time when all conditions precedent set forth in Section 5.02 were satisfied, on the date of such drawing solely because such drawing occurred after 11:00 a.m., so long as such L/C Borrowing is fully reimbursed or refinanced as a Borrowing of Revolving Loans on the next succeeding Business Day). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Unless otherwise permitted by the Administrative Agent, cash collateral shall be maintained in blocked deposit accounts at Wells Fargo.

     (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" (or such later version thereof as may be in effect at the time of issuance) published by the Institute of International Banking Law & Practice (the "ISP98") shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (i) a Letter of Credit fee for each commercial Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (collectively, the "Letter of Credit Fees"). Such Letter of Credit Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each outstanding Letter of Credit in an amount equal to the greater of $250 or the daily average amount available to be drawn under such outstanding Letter of Credit multiplied by 0.25% per annum. Each such fronting fee shall be due and payable (i) upon issuance of each Letter of Credit and (ii) quarterly thereafter on the same day of each third month after the date of issuance commencing with the first such date to occur after the issuance of such Letter of Credit and continuing on the same day of each third month thereafter. In addition, the Borrower shall, with respect to each Letter of Credit issued, pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account or benefit of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

     2.04  [Intentionally omitted.]

     2.05  Prepayments.

     (a) Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any such prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (iv) any such prepayment of the Term Loan shall be applied ratably to all then remaining principal amortization payments thereunder. Each such notice shall specify the date and amount of such prepayment, whether such prepayment is a prepayment of the Revolving Loans or the Term Loan and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

     (b)   Mandatory Prepayments of Loans.

           (i) Aggregate Revolving Commitments; Revolving Loans. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment in full of the Revolving Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. In addition, the Borrower shall prepay the Revolving Loans by an amount equal to 100% of the Net Cash Proceeds of each Disposition or Involuntary Disposition referred to in clause (ii) of Section 2.05(b) if and to the extent that such Net Cash Proceeds are required to be reinvested in a Replacement Asset in accordance with such clause (ii), each of which prepayments shall be due and payable on or before three Business Days after the receipt of any such Net Cash Proceeds or, if and to the extent that such prepayment would require the Borrower to compensate the Lenders for any funding losses referred to in clause (a) of Section 3.05, on the first Business Day on which such compensation will not be required to be so paid (and each of which prepayments may be thereafter re-advanced as Revolving Loans, if and to the extent otherwise permitted by this Agreement, in connection with such required reinvestments).

           (ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans and, if and to the extent required by clause (B) of
     Section 2.05(b)(vi), Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions (other than Dispositions permitted under clauses (a), (d), (e), (f), (g) and (h) of Section 8.05) and Involuntary Dispositions to the extent (A) such Net Cash Proceeds are not reinvested in a Replacement Asset
     (1) in the case of a Disposition, within 180 days of the date of such Disposition, or (2) in the case of an Involuntary Disposition, within 540 days after the date of such Involuntary Disposition or (B) in the case of Dispositions (as opposed to Involuntary Dispositions) only, the aggregate amount of such Net Cash Proceeds of all

     Dispositions received by any one or more of the Borrower and its Subsidiaries shall exceed $4,000,000 in any fiscal year; provided, however, that, for purposes of clause (b) of Section 8.05, Net Cash Proceeds shall not include the amount of such proceeds required to purchase the replacement equipment as required by such clause. Such prepayment shall be due immediately upon the expiration of the 180 day or 540 day (as applicable) period set forth in clause (A) preceding (to the extent such prepayment is required by virtue of such clause (A)) or immediately upon the receipt of Net Cash Proceeds in excess of $4,000,000 in any fiscal year (to the extent such prepayment is required by virtue of clause (B) preceding), as applicable, and shall be applied as set forth in clause (vi) below.

           (iii) Debt Issuances. Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and, if and to the extent required by clause (B) of Section 2.05(b)(vi), Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vi) below), provided, however, that, with respect to any Debt Issuance or Debt Issuances by Holdings and/or Petro Holdings, Net Cash Proceeds thereof in an aggregate amount not to exceed $5,000,000 may be received without the necessity of any corresponding prepayment pursuant to this clause (iii).

           (iv) Equity Issuances. Immediately upon the receipt by any Loan Party of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and, if and to the extent required by clause (B) of
     Section 2.05(b)(vi), Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, with respect to any Equity Issuance or Equity Issuances by Holdings and/or Petro Holdings, Net Cash Proceeds thereof in an aggregate amount not to exceed $5,000,000 may be received without the necessity of any corresponding prepayment pursuant to this clause (iv).

           (v) Excess Cash Flow. On or before March 31st of each calendar year, commencing March 31, 2005, the Borrower shall prepay the Loans and, if and to the extent required by clause (B) of Section 2.05(b)(vi), Cash Collateralize the L/C Obligations in an aggregate amount equal to 75% of Excess Cash Flow for the immediately preceding calendar year (such prepayment to be applied as set forth in clause (vi) below).

           (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

                 (A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations; and

                 (B) with respect to all amounts prepaid pursuant to Section 2.05(b)(ii), (iii), (iv) and (v), first, to the Term Loan, ratably to all then remaining principal amortization payments, then (after the Term Loan has been paid in full) to the Revolving Loans (but without any reduction in the Aggregate Revolving Commitments except as provided in Section 2.06(b)) and then (after all Revolving Loans have been repaid), if a Default has then occurred and is continuing and the Administrative Agent so requests or if required by Section 2.03(g), to Cash Collateralize L/C Obligations (but without any reduction in the Aggregate Revolving Commitments except as provided in Section 2.06(b)).

           Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to
           Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

     2.06  Termination or Reduction of Aggregate Revolving Commitments.

     (a) The Borrower may, upon notice from the Borrower to the Administrative Agent, terminate the Aggregate Revolving Commitments or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of Revolving Loans and L/C Obligations is greater than zero and shall not reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of Revolving Loans and L/C Obligations would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments or the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.

     (b) The Aggregate Revolving Commitments shall be reduced by an amount equal to the aggregate amount of all Net Cash Proceeds of all Dispositions and Involuntary Dispositions which are applied, in accordance with clause (B) of
Section 2.05(b)(vi), to the Revolving Loans and/or to Cash Collateralize L/C Obligations, in each case if and to the extent (but only if and to the extent) that such reduction of the Aggregate Revolving Commitments is required by the Borrower Senior Notes Indenture as a condition to permitting such prepayment of the Revolving Loans and/or Cash Collateralization of L/C Obligations thereunder. Each such reduction of the Aggregate Revolving Commitments shall occur on the later to occur of the date upon which the corresponding mandatory prepayment is required to be made in accordance with Section 2.05(b)(ii) or the initial date upon which such reduction is required by the Borrower Senior Notes Indenture.

     (c) The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

     2.07  Repayment of Loans.

     (a) Revolving Loans. The Borrower shall repay to the Lenders on the Revolving Loans Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

     (b) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

                    ========================================
                                               Principal
                                              Amortization
                        Payment Dates           Payment
                    ----------------------------------------
                       March 31, 2004       $   1,250,000.00
                    ----------------------------------------
                        June 30, 2004       $   1,250,000.00
                    ----------------------------------------
                     September 30, 2004     $   1,250,000.00
                    ----------------------------------------
                      December 31, 2004     $   1,250,000.00
                    ----------------------------------------
                       March 31, 2005       $   1,500,000.00
                    ----------------------------------------
                        June 30, 2005       $   1,500,000.00
                    ----------------------------------------
                     September 30, 2005     $   1,500,000.00
                    ----------------------------------------
                      December 31, 2005     $   1,500,000.00
                    ----------------------------------------
                       March 31, 2006       $   1,750,000.00
                    ----------------------------------------
                        June 30, 2006       $   1,750,000.00
                    ----------------------------------------
                     September 30, 2006     $   1,750,000.00
                    ----------------------------------------
                      December 31, 2006     $   1,750,000.00
                    ----------------------------------------
                       March 31, 2007       $   1,750,000.00
                    ----------------------------------------
                        June 30, 2007       $   1,750,000.00
                    ----------------------------------------
                     September 30, 2007     $   1,750,000.00
                    ----------------------------------------
                      February 9, 2008      $   1,750,000.00
                    ========================================

     2.08  Interest.

     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

     (b) If any principal amount of any Loan or other amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. In addition and in lieu of the otherwise applicable interest rate under this Agreement, at all times during which an Event of Default has occurred and is continuing, the principal amount of the Loans and, upon the request of the Required Lenders (and to the extent of such request) and to the fullest extent permitted by applicable Laws, any other amount payable by the Borrower under any Loan Document shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.09  Fees. In addition to certain fees described in subsections (i) and
(j) of Section 2.03:

     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans and (B) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loans Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

     (b)   Other Fees.

           (i) The Borrower shall pay to Wells Fargo, for its own account, fees in the amounts and at the times specified in the Wells Fargo Fee Letter. The Borrower shall pay to the Arranger and Bank of America, for their own respective accounts, fees in the amounts and at the times specified in the Bank of America Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

           (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

     2.11  Evidence of Debt.

     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender's Loans in addition to such accounts or records. Each such promissory note shall (ii) in the case of Revolving Loans, be in the form of Exhibit B-1 (a "Revolving Note") and (ii) in the case of the Term Loan, be in the form of Exhibit B-2 (a "Term Note"). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

     (b)   In addition to the accounts and records referred to in subsection
(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     2.12  Payments Generally.

     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the definition of "Interest Period", if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

     (d) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

           (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

           (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

     (e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (f) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

     (g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in
Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01  Taxes.

     (a) Any and all payments by any Loan Party or Petro to or for the account of either Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If any Loan Party or Petro shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to either Agent or any Lender, (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or Petro, respectively, shall make such deductions, (iii) such Loan Party or Petro, respectively, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Loan Party or Petro, respectively, shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to either Agent or any Lender, the Borrower shall also pay to such Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that such Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that such Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

     3.03 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

     3.04  Increased Cost and Reduced Return; Capital Adequacy.

     (a) If any Lender determines that, as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section
3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then, from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

     (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then, from time to time upon demand of such Lender (with a copy of such demand to the Administrative

Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

     3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.06  Matters Applicable to all Requests for Compensation.

     (a) A certificate of either Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

     (b) Upon any Lender's making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.16.

     3.07 Survival. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

                                   ARTICLE IV

                                    GUARANTY
                                    --------

     4.01 The Guaranty. Each of the Credit Agreement Guarantors hereby jointly and severally and irrevocably guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement and each Agent, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Credit Agreement Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Credit Agreement Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Credit Agreement Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

     4.02 Obligations Unconditional. The obligations of the Credit Agreement Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Credit Agreement Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Credit Agreement Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and all Commitments and outstanding Letters of Credit have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Credit Agreement Guarantor hereunder, which shall remain absolute and unconditional as described above:

     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

     (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party or Petro and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or Treasury Management Agreements shall be done or omitted;

     (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party or Petro and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

     (d) any Lien granted to, or in favor of, either Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

     (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Credit Agreement Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any Swap Contract or Treasury Management Agreement between any Loan Party or Petro and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or Treasury Management Agreement, or against any other Person under any other guarantee of, or security for, any of the Obligations.

     4.03 Reinstatement. The obligations of the Credit Agreement Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Credit Agreement Guarantor agrees that it will indemnify each Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by such Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     4.04 Certain Additional Waivers. Each Credit Agreement Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations except through the exercise of rights of subrogation pursuant to
Section 4.02 and through the exercise of rights of contribution pursuant to
Section 4.06, and that all other rights of such recourse are hereby waived.

     4.05 Remedies. The Credit Agreement Guarantors agree that, to the fullest extent permitted by law, as between the Credit Agreement Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Credit Agreement Guarantors for purposes of Section 4.01. The Credit Agreement Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

     4.06 Rights of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and all Commitments and outstanding Letters of Credit have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section
4.06 against any other Guarantor until such Obligations have been paid in full and all Commitments and outstanding Letters of Credit have expired or terminated. For purposes of this Section 4.06:

     (a) "Excess Payment" shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations;

     (b) "Ratable Share" shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties and Petro exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and of Petro under the Guaranty executed by it) of all of the Loan Parties and Petro; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment;

     (c) "Contribution Share" shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties and Petro other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and of Petro under the Guaranty executed by it) of the Loan Parties and Petro other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and

     (d) "Guaranteed Obligations" shall mean the Obligations guaranteed by the Credit Agreement Guarantors pursuant to this Article IV or by any other Guarantor pursuant to any other Guaranty.

This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Guaranteed Obligations; provided, however, that none of the Guarantors shall exercise any such right against the Borrower until all Obligations have been paid in full and all Commitments have expired or terminated. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 10.11.

     4.07  Guarantee of Payment; Continuing Guarantee. The guarantee in this
Article IV is a guaranty of payment and not of collection, is a continuing guarantee and shall apply to all Obligations whenever arising.

     4.08 Benefits of the Guarantee of the Borrower Senior Notes. Reference is made to Article XI of the Borrower Senior Notes Indenture and that certain Guarantee of the Borrower Senior Notes Indenture executed by Holdings, Petro Holdings, Petro and Petro Distributing pursuant to which such Guarantors Guarantee the Borrower Senior Notes and related obligations (collectively, as the same may be amended, modified, extended, restated or supplemented from time to time, the "Indenture Guaranty"). In addition to each Credit Agreement Guarantor's obligations contained elsewhere in this Article IV and in addition to the rights, powers and remedies available to the Agents and the Lenders provided elsewhere in this Article IV, each of the Credit Agreement Guarantors acknowledges and agrees that (a) it shall have the same obligations with respect to its Guarantee of the Obligations provided pursuant to this Article IV as the obligations it has with respect to its Indenture Guaranty and (b) the Agents and the Lenders shall have the same rights, powers and remedies with respect to its Guarantee of the Obligations provided pursuant to this Article IV as each "Holder" and the "Trustee" (as such terms are defined in the Borrower Senior Notes Indenture) have with respect to the Indenture Guarantee, which obligations referred to in clause (a) preceding and which rights, powers and remedies referred to in clause (b) preceding are hereby incorporated herein by reference and made a part of this Article IV, mutatis mutandis, as if set forth herein.

     4.09 Subordination. The payment of any amounts due with respect to any Indebtedness of the Borrower for money borrowed or credit received now or hereafter owed to any Credit Agreement Guarantor shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and all Commitments and outstanding Letters of Credit have expired or terminated, and each Credit Agreement Guarantor agrees that, after the occurrence and during the continuance of any Event of Default, it shall not exercise any right or remedy under, pursuant to or in connection with any such Indebtedness until such time as the Obligations have been paid in full and all Commitments and outstanding Letters of Credit have expired or terminated. If, notwithstanding the foregoing sentence, after the occurrence and during the continuance of an Event of Default, any Credit Agreement Guarantor shall collect, enforce or receive any amounts in respect of such Indebtedness while any Obligations, Commitments or Letters of Credit are still outstanding, such amounts shall be collected, enforced and received by such Credit Agreement Guarantor as trustee for the Administrative Agent and the Lenders and be paid over to the Administrative Agent, for the benefit of the Lenders, on account of the Obligations without affecting in any manner the liability of any Credit Agreement Guarantor under the other provisions of this Article IV. Notwithstanding anything to the contrary contained in this Section 4.09, any trade payables between the Borrower and its Subsidiaries shall not be subject to this Section 4.09.

                                    ARTICLE V

                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     5.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and each of the other Loan Documents (including, without limitation, the Security Agreement, each of the Mortgages and each of the Guaranties), each properly executed by a Responsible Officer of the signing Loan Party or Petro (as applicable) and, in the case of the Security Agreement, by an authorized officer of each of the trustees of the Senior Notes Indentures and, in the case of this Agreement, by each Lender.

     (b) Payoff Letter. Receipt by the Administrative Agent of a payoff letter from the administrative agent and all lenders which are parties to the Existing Credit Agreement, which payoff letter shall specify the amount of indebtedness owed by the Borrower or any other Loan Party or Petro to such lenders under the Existing Credit Agreement, shall release all Liens securing such indebtedness concurrently with the payment thereof, shall terminate the Existing Credit Agreement concurrently with such payment and termination of all outstanding letters of credit issued under the Existing Credit Agreement (which termination of such outstanding letters of credit shall occur on the Closing Date as a result of the issuance of Letters of Credit hereunder) and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent, and (concurrently with the initial advance of the Loans under this Agreement) repayment in full of all "Obligations" as such term is defined in the Existing Credit Agreement.

     (c) Consummation of Certain Transactions, etc. The Administrative Agent shall have received (i) a certified copy of each of the Senior Notes Indentures (in each case including schedules and exhibits), together with all amendments, modifications, supplements and waivers, all of which shall be in form and substance satisfactory to the Administrative Agent, (ii) reasonably satisfactory evidence that the Borrower Existing Senior Notes Tender Offer, the Holdings Existing Senior Notes Exchange/Tender Offer and the Senior Notes Issuances shall have been consummated (or contemporaneous with the advances of the initial Loans hereunder will be consummated) in accordance with the terms of the Borrower Existing Senior Notes Tender Offer Documents, the Holdings Existing Senior Notes Exchange/Tender Offer Documents and the Senior Notes Indentures, respectively, and in compliance in all material respects with applicable law and regulatory approvals, (iii) reasonably satisfactory evidence that, in connection with the Borrower Senior Notes Issuance, the Borrower shall have received at least $225,000,000 in gross cash proceeds, and (iv) amendments to each of the Borrower Existing Senior Notes Indenture and the Holdings Existing Senior Notes Indenture which are contemplated by the Borrower Existing Senior Notes Tender Offer Documents and the Holdings Existing Senior Notes Exchange/Tender Offer Documents, respectively.

     (d) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated as of a recent date before the Closing Date and in form and substance satisfactory to the Administrative Agent and its legal counsel:

           (i) copies of the Organization Documents of each Loan Party and Petro certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party or Petro to be true and correct as of the Closing Date;

           (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and Petro as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or Petro is a party; and

           (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and Petro is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

     (e) Opinions of Counsel. Receipt by the Administrative Agent of a favorable opinion of (i) Gibson, Dunn & Crutcher, LLP, counsel to the Loan Parties and Petro, and (ii) local counsel to the Loan Parties in the states of Arizona, California, Louisiana and Texas with respect to the Real Property Collateral located therein, in each case addressed to the Administrative Agent and each Lender, dated as of the Closing Date and in form and substance satisfactory to the Administrative Agent.

     (f) Perfection and Priority of Liens, etc. Receipt by the Agents of the following:

          (i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and Petro, the jurisdiction of the chief executive office of each Loan Party and Petro and each jurisdiction where any material Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

          (ii) all certificates evidencing any certificated Capital Stock pledged to the Collateral Agent pursuant to the Collateral Documents, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Collateral Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

          (iii) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices;

          (iv) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Collateral Agent's sole discretion, to perfect the Collateral Agent's security interest in the intellectual property of the Loan Parties;

          (v) in the case of any material personal property Collateral located at a premises leased by a Loan Party, such estoppel letters, consents and waivers or subordinations from the landlords on such real property as may be required by the Collateral Agent consistent with the requirements of
     Section 7.14(d);

          (vi) with respect to each parcel of the Designated Real Property, each of the following which shall be in form and substance satisfactory to the Collateral Agent: (A) a commitment, issued by a title company satisfactory to the Collateral Agent, to issue a mortgagee's policy of title insurance insuring the Collateral Agent's Lien on such real Property created by the Mortgages in an amount equal to the fair market value of such Property, which commitment shall evidence that no Liens exist on such real Property other than Permitted Liens, and the Borrower shall have paid all premiums applicable to such mortgagee's policy of title insurance, (B) a survey, (C) an environmental report, and (D) evidence that such Real Property location is covered by insurance of the types and in the amounts as are required by this Agreement; and

          (vii) Control Agreements in form and substance satisfactory to the Collateral Agent pursuant to which the Collateral Agent obtains a perfected, first priority security interest in all deposit accounts, investment property, letter-of-credit rights and/or electronic chattel paper of the Borrower and its Subsidiaries, except to the extent that such a Control Agreement is not required in accordance with Section 7.14(g).

     (g)   Financial Statements. The Administrative Agent shall have received:

          (i) unaudited, consolidated financial statements of Holdings and its Subsidiaries and the Borrower and its Subsidiaries as of and for the fiscal quarter ended December 31, 2003 (which financial statements shall not be required to have been reviewed by independent certified public accountants);

          (ii) a pro forma balance sheet and income statement of Holdings and its Subsidiaries and the Borrower and its Subsidiaries giving effect to the initial advance of Loans under this Agreement, the Senior Notes Issuances and the other Transactions contemplated to occur on the Closing Date (collectively, the "Pro Forma Statements");

          (iii) the projections of the Borrower's consolidated and consolidating financial condition, results of operations and cash flows for the fiscal years ending December 31, 2004, December 31, 2005, December 31, 2006, December 31, 2007 and December 31, 2008 (collectively, the "Closing Date Projections"); and

          (iv) such other information relating to the Transactions as the Administrative Agent may reasonably request.

     (h) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2002 in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Holdings or the Borrower, in each case together with its Subsidiaries taken as a whole (other than matters publicly disclosed between December 31, 2002 and the Closing Date).

     (i) Consents. All material governmental, shareholder and third party consents and approvals necessary in connection with the Transactions shall have been obtained (or appropriate waivers obtained); all such consents and approvals shall be in full force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Transactions or that could seek or threaten any of the foregoing.

     (j) Judgments; Litigation. There shall not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transactions in the manner contemplated by the Transactions Documents, or (ii) any pending or threatened action, suit, investigation or proceeding which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     (k) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured (in the case of liability insurance) or loss payee (in the case of casualty or hazard insurance) on behalf of the Lenders.

     (l) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.01(h), (i) and (j) and Sections 5.02(a), (b) and (c) have been satisfied.

     (m) Fees. Payment in full of, and receipt by the Administrative Agent and the Lenders of, any fees required to be paid on or before the Closing Date.

     (n) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus, if required by the Administrative Agent, such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

     (o) Secured Trade Debt. The Secured Trade Debt owed to Mobil shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Secured Trade Debt shall not be secured by any Lien other than the Lien evidenced by the Security Agreement.

     (p) Other. Receipt by the Agents and the Lenders of such other customary documents, instruments, agreements and information as reasonably requested by either Agent or any Lender, including, without limitation, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters (including, without limitation, environmental reports relating to the Real Property Collateral), material contracts, debt agreements, property ownership, contingent liabilities, employment agreements, non-compete agreements and management of Holdings, the Borrower and their respective Subsidiaries.

     5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than (i) any request for a conversion of a Eurodollar Rate Loan to a Base Rate Loan or (ii) any request for an extension of a Eurodollar Rate Loan as, or a conversion of a Base Rate Loan into, a Eurodollar Rate Loan for an Interest Period of one month) is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower and each other Loan Party and Petro contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and
(b), respectively, of Section 7.01.

     (b) No Default shall exist or would result from such proposed Credit Extension.

     (c) There shall not have been commenced against any Loan Party or Petro an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, which involuntary case or other case, proceeding or other action shall remain undismissed.

     (d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) any request for a conversion of a Eurodollar Rate Loan to a Base Rate Loan or (ii) any request for an extension of a Eurodollar Rate Loan as, or a conversion of a Base Rate Loan into, a Eurodollar Rate Loan for an Interest Period of one month) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     Each of the Loan Parties hereby jointly and severally represents and warrants to the Agents and the Lenders that:

     6.01 Existence, Qualification and Power. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation to which such Person is a party if the breach or contravention of such Contractual Obligation could reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; (c) result in the creation of any Lien under any Contractual Obligation (other than the Loan Documents) to which such Person is a party; or (d) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

     6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or (b) the consummation of the Transactions, other than (i) those that have already been obtained and are in full force and effect or those that are not material and as to which the failure to obtain could not have any material adverse effect and
(ii) filings to perfect the Liens created by the Collateral Documents.

     6.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitute the legal, valid and binding obligations of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     6.05  Financial Statements; No Material Adverse Effect.

     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries and the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Holdings and its Subsidiaries and the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

     (b) The unaudited consolidated financial statements of Holdings and its Subsidiaries and the Borrower and its Subsidiaries dated December 31, 2003 and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries and the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries and the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

     (c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

     (d) The Pro Forma Statements and the Closing Date Projections are based upon reasonable assumptions made known to the Lenders and upon information believed to be reasonable and reasonably likely to occur and not known to be incorrect or misleading in any material respect, provided, however, that projections as to future events are not to be viewed as facts and the actual results during the period or periods covered by the Closing Date Projections probably will differ from the projected results, which differences may be material.

     (e) The financial statements delivered pursuant to Section 7.01(a), (b) and (c) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a), (b) and (c)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and, in the case of consolidating financial statements delivered pursuant thereto, consolidating, financial condition, results of operations and cash flows of the Holdings and its Subsidiaries and the Borrower and its Subsidiaries as of such date and for such periods.

     (f) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

     6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated (as of the Closing Date), at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, (b) restrains the consummation of the Transactions in the manner contemplated by the Transactions Documents or (c) is reasonably likely to be determined adversely to any Loan Party and, if determined adversely, could reasonably be expected to have a

Material Adverse Effect. All actions, suits, proceedings, claims or disputes of a material nature as to which any Loan Party is involved or subject as of the Closing Date are described on Schedule 6.06.

     6.07  No Default.

     (a) No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) No Default has occurred and is continuing or would result from the consummation of the Transactions.

     6.08 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has (subject to Dispositions occurring after the Closing Date which are permitted under Section 8.05) (a) as to Real Property, good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property, and (b) as to personal Property, good and marketable title to, or valid interests, as lessee, in, all personal Property, each case purported to be owned or, if applicable, leased by it and/or necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, as of the Closing Date, the Borrower and/or its Subsidiary owns good record and marketable title in fee simple to each of the Designated Real Properties identified on
Schedule 6.08(a) and owns a valid leasehold interest in each of the Designated Real Properties identified on Schedule 6.08(b), which Schedule 6.08(a) also specifies which of such Real Properties owned in fee is subject to a lease and, as to each of such leased Real Properties, the identity of the lessee thereof. The Property of each Loan Party is subject to no Liens, other than Permitted Liens.

     6.09 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

     (a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

     (b) None of the Facilities contains, or, to the best of the Borrower's knowledge, has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

     (c) No Loan Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, the Facilities or the Businesses.

     (f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

     6.10 Insurance. The properties of each of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on
Schedule 6.10.

     6.11 Taxes. Each of the Loan Parties has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, as to state or local taxes, those in an aggregate amount not to exceed $50,000. There is no actual or, to the knowledge of any Loan Party, proposed tax assessment against any Loan Party that, if made, could reasonably be expected to have a Material Adverse Effect.

     6.12  ERISA Compliance.

     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

     (b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c)   (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     6.13 Subsidiaries. Set forth on Schedule 6.13 is a complete and accurate list, as of the Closing Date, of each Subsidiary of Holdings and/or the Borrower, together with (a) the number of shares of each class of Capital Stock outstanding, (b) the number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party and (c) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of the Borrower and each Subsidiary is validly issued, fully paid and non-assessable.

     6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

     (a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) No Loan Party or any Person Controlling any Loan Party, (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

     6.15 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to either Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading taken as a whole; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     6.16 Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by each of the Loan Parties of this Agreement and the other Loan Documents to which it is or becomes a party do not and will not result in the termination of or materially adversely effect any license or permit required to be maintained by any Loan Party in connection with the operation of its businesses.

     6.17 Intellectual Property; Licenses, Etc. Each of the Loan Parties owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, permits and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of its businesses. Set forth on Schedule
6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, neither the use of any IP Rights by any Loan Party nor the granting of a right or a license in respect of any IP Rights from any Loan Party infringes on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any material licensing agreement or similar arrangement except as set forth on Schedule 6.17.

     6.18 Solvency, etc. On the Closing Date, each of the Loan Parties is Solvent, and the Loan Parties are Solvent on a consolidated basis. On the Closing Date, each of the Loan Parties has received reasonably equivalent value for the Obligations it has incurred, and the Liens it has granted, hereunder and under the other Loan Documents. As of the Closing Date, the incurrence by each of the Loan Parties of its Obligations, and the granting by each of the Loan Parties of such Liens on its Properties, do not result in any fraudulent transfer or fraudulent conveyance within the meaning of any applicable federal or state statute or the interpretation thereof or relevant common law. The Loan Parties and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct benefit of the others. The Loan Parties intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).

     6.19 Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are, upon the filing of UCC financing statements in the appropriate jurisdictions and upon the taking of possession by either Agent of any such Collateral the security interests in which may be perfected only by possession, currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the UCC.

     6.20  Business Locations.

     (a) Set forth on Schedule 6.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date.

     (b) Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date (other than those locations set forth on Schedule 6.20(a)).

     (c) Set forth on Schedule 6.20(c) is the location of the chief executive office of each Loan Party as of the Closing Date.

     (d) The exact legal name and state of formation of each Loan Party is as set forth on the signature pages to this Agreement.

     (e) Except as set forth on Schedule 6.20(e), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

     6.21 Brokers' Fees. Except for investment banking or similar fees payable in connection with the Senior Notes Issuances, no Loan Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the Transactions.

     6.22 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party as of the Closing Date and no Loan Party has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years prior to the Closing Date.

     6.23 Representations and Warranties from Senior Notes Indentures. As of the Closing Date, each of the representations and warranties made by Holdings and/or the Borrower in the Senior Notes Indentures is true and correct in all material respects.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, each of the Loan Parties jointly and severally agrees that it shall, and shall cause each Subsidiary to:

     7.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of each of the Holdings and its Subsidiaries and the Borrower and its Subsidiaries and, in the event that any of the Subsidiaries of the Borrower is an operating company or owns any material assets or has any material liabilities, the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating (if applicable) statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet of each of Holdings and its Subsidiaries and the Borrower and its Subsidiaries and, in the event that any of the Subsidiaries of the Borrower is an operating company or owns any material assets or has any material liabilities, the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating (if applicable) statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and, with respect to the Borrower, the comparison of the Borrower's performance for such period to its projected budget for such period, all in reasonable detail, and certified by a Responsible Officer of Holdings or the Borrower (as applicable) as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of Holdings and its Subsidiaries or the Borrower and its Subsidiaries (as applicable) in accordance with GAAP, subject only to normal adjustments and the absence of footnotes; and

     (c) as soon as available, but in any event within 30 days after the end of each month, a monthly consolidated balance sheet of each of Holdings and its Subsidiaries and the Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such month and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year and, with respect to the Borrower, the comparison of the Borrower's performance for such period to its projected budget for such period, all and reasonable detail, and certified by a Responsible Officer of Holdings or the Borrower (as applicable) as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of Holdings and its Subsidiaries or the Borrower and its Subsidiaries (as applicable) in accordance with GAAP, subject only to normal adjustments and the absence of footnotes.

     7.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required
Lenders:

     (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default as at the date of such financial statements or, if any such Default shall exist, stating the nature and status of such event;

     (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

     (c) as soon as available, but in any event within 30 days after the end of each fiscal year, the annual business plan and budget of Holdings and its Subsidiaries and the Borrower and its Subsidiaries containing, among other things, projected financial statements for each quarter of the next fiscal year, beginning with the fiscal year ending December 31, 2004;

     (d) copies of any detailed audit reports, management letters or other material reports of substance submitted to the board of directors or equivalent governing body (or the audit committee of the board of directors or equivalent governing body) of any Loan Party by independent accountants in connection with the accounts or books of such Loan Party, or any audit of any of them;

     (e) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or written communication made available to the public generally, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or to a holder of any Indebtedness in excess of the Threshold Amount owed by any Loan Party in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) all reports and written information of a material nature to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

     (f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

     (g) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower identifying in reasonable detail (i) all patents, trademarks, service marks, trade names and copyrights awarded to or acquired by any Loan Party and all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party,
(ii) any Real Property acquired by the Borrower or any Subsidiary having (A) in the case of fee Real Property, a fair market value of $500,000 or more (or less if a Lien is required to be granted on such Real Property to ensure compliance with Section 7.14) or (B) in the case of leasehold Real Property, annual rental of $1,000,000 or more, (iii) each Subsidiary of the Borrower created or acquired, (iv) any deposit account opened or closed, (v) any investment property, letter-of-credit right or electronic chattel paper disposed of or acquired having a fair market value or amount of $50,000 or more (or less if, in the case of any of the foregoing acquired, a Lien is required to be granted thereon to ensure compliance with Section 7.14), (vi) any commercial tort claim arising or acquired in the amount of $100,000 or more, (vii) any new underground storage tanks located on the Real Property Collateral, in each case since the date of the last such certificate (or, if it is the first such certificate, the Closing Date); and

     (h) concurrently with the delivery of the financial statements referred to in Sections 7.01(a), a certificate of a Responsible Officer of the Borrower attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party that was renewed, replaced or modified during the period covered by such financial statements; and

     (i) as soon as available, but in any event within 30 days after the end of each month, a report which summarizes, in reasonable detail, (i) all Subject Receivables which have been transferred or assigned during the immediately preceding month and (ii) the aggregate amount of all indebtedness, liabilities and/or obligations (including, without limitation, contingent obligations) which are outstanding or owed or owing under the Comdata Agreement.

Documents required to be delivered pursuant to Section 7.01 or Section 7.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 11.02, (ii) if delivered by email to the correct email address of the intended recipient, on which such delivery is received on the computer of the intended recipient if received on or before 5:00 p.m. on such date or, if received after 5:00 p.m. on such date, on the next succeeding Business Day after such receipt, or (iii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     7.03  Notices.

     (a) Promptly (but in any event no later than three Business Days after the applicable occurrence) notify the Administrative Agent of the occurrence of any Default.

     (b) Promptly (but in no event no later than three Business Days after the applicable matter or event) notify the Administrative Agent of any matter or event known to any Loan Party that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws.

     (c) Promptly (but in any event no later than three Business Days after the applicable occurrence) notify the Administrative Agent of the occurrence of any ERISA Event.

     (d) Promptly (but in any event no later than three Business Days after the applicable change) notify the Administrative Agent of any material change in accounting policies or financial reporting practices by any Loan Party.

     (e) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, the Loan Parties will furnish or cause to be furnished to the Administrative Agent, at the Loan Parties' expense, a report of an environmental assessment of reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any materials of environmental concern on any Real Properties and as to the compliance by the Loan Parties or any Subsidiary with Environmental Laws at such Real Properties. If the Loan Parties fail to deliver such an environmental report within 75 days after receipt of such written request then the Administrative Agent may arrange for same, each Loan Party hereby grants to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action any Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

     7.04 Payment of Obligations. Pay and discharge, at or before maturity or before they become delinquent, as the case may be, all its material indebtedness, obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party, (b) all lawful claims of a material nature which, if unpaid, would by law become a Lien upon its property, other than Permitted Liens, and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     7.05  Preservation of Existence, Etc.

     (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

     (b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

     (c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except for rights, privileges, permits, licenses and franchises the loss of which could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole.

     (d) Preserve or renew all of its material registered patents, trademarks, trade names and service marks, except for patents, trademarks, trade names and service marks, the loss of which could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole.

     7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; except, in each case, as could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole.

     7.07 Maintenance of Insurance. Maintain in full force and effect (a) insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates and (b) with respect to each of the Designated Real Properties, insurance thereon in accordance with the terms and provisions of the Mortgage which creates a Lien thereon; provided, however, that flood and earthquake coverages under all-risk property insurance shall be subject to an aggregate limit of not less than the relevant appraised or fair market value (or, in the event that no appraisal has been obtained and fair market value is not readily ascertainable, a good faith estimate thereof made by the Borrower) for all Designated Real Properties (other than the Designated Real Property located in Corning, California which shall be subject to an aggregate limit for flood and earthquake coverage of not less than $5,000,000. Without limiting the generality of the foregoing, the insurance coverage of the Loan Parties described on Schedule 6.10 shall be deemed to comply with the requirements of this Section 7.07. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent 30 days prior written notice before any such policy or policies shall be altered or canceled.

     7.08 Compliance with Laws, etc. Comply with the requirements of all Laws, all Contractual Obligations and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (a) such requirement of Law, Contractual Obligation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     7.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of any Loan Party; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Loan Party.

     7.10  Inspection Rights, etc..

     (a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, partnership or other entity and financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Loan Parties agree that the Administrative Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Loan Parties.

     (b) Periodically, upon the request of the Administrative Agent made after the occurrence and during the continuation of a Default, obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent (or pay the costs and expenses of any such appraisals obtained by the Administrative Agent), stating the then current fair market and orderly liquidation and forced liquidation values of all or any portion of the equipment or Real Property owned by the Borrower or any of its Subsidiaries. The determination as to whether to require appraisals of some or all of the Real Property pursuant to this Section 7.10(b) shall be made by the Administrative Agent in good faith taking into account applicable Laws and regulatory requirements, then existing market conditions and such other factors as the Administrative Agent deems relevant.

     (c) Periodically, upon the request of the Administrative Agent made after the occurrence and during the continuation of a Default or made after a material release or other material event of environmental concern has occurred with respect to such Real Property and, in any event, at reasonable times and without unreasonable interference with the operations of the Borrower, obtain and delivery to the Administrative Agent one or more environmental assessments or audits of the Real Properties owned by the Borrower or any of its Subsidiaries in form and substance satisfactory to the Administrative Agent (or pay the costs and expenses of any such environmental assessments or audits obtained by the Administrative Agent), which environmental assessments or audits shall be prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent, to evaluate or confirm (i) whether any Hazardous Materials are present in the soil or water at or on such Real Property and (ii) whether the use and operation of such Real Property complies with all Environmental Laws, provided, that, at any time prior to a Default, the Administrative Agent shall give the Borrower prior written notice of such environmental assessment or audit, such assessment or audit shall occur during day time business hours and the Administrative Agent or hydrogeologist, engineer or other consultant or expert shall be accompanied by a designated officer or director of the Borrower (so long as the Borrower makes a designated officer or director available at such time). Environmental assessments or audits may include, without limitation, detailed visual inspections of such Real Property, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Administrative Agent reasonably deems appropriate. All such environmental assessments or audits shall be conducted and made at the expense of the Borrower.

     7.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other general corporate purposes, (b) to refinance existing Indebtedness of the Borrower and its Subsidiaries and (c) to finance Permitted Acquisitions; provided, however, that
(i) all proceeds of the Term Loan and Revolving Loans made on the Closing Date shall be used to repay unpaid principal of the loans outstanding under the Existing Credit Agreement and, notwithstanding anything to the contrary contained in this Agreement, shall be delivered, via wire transfer in immediately available funds, directly to Fleet National Bank as administrative agent under the Existing Credit Agreement, (ii) Letters of Credit will be issued on the Closing Date in replacement of all outstanding letters of credit issued under the Existing Credit Agreement and (iii) in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

     7.12 Additional Subsidiaries. Within 30 days after the acquisition or formation of any Subsidiary of the Borrower:

     (a) notify the Administrative Agent thereof in writing, together with information relating to such Subsidiary regarding the (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding,
(iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

     (b) if such Subsidiary is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(d) and (f) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

     7.13 ERISA Compliance. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

     7.14  Liens and Collateral.

     (a) Each of the Borrower and its Subsidiaries will cause all of its owned or (in the case of leasehold interests in Real Property) leased (whether now owned or leased or hereafter acquired or leased) Designated Real Property and all of its owned personal Property (whether now owned or leased or hereafter acquired or leased), other than Excluded Property, to be subject at all times to first priority, perfected and, in the case of Designated Real Property, title insured Liens (to the extent that Liens thereon are required by this Agreement; which title insurance shall include lender's extended coverage and shall be in form and substance, and shall contain such endorsements, as the Collateral Agent may require) in favor of the Collateral Agent securing the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, subject in any case to Permitted Liens, provided, however, that (i) as to any Designated Real Property which is not owned by the Borrower or any of its Subsidiaries but which constitutes a leasehold interest of the Borrower or any of its Subsidiaries, it shall not constitute a Default or Event of Default if the Borrower or its Subsidiary (as applicable, whichever is the lessee), after using its commercially reasonable efforts (without the requirement of payment of money, except as may be agreed by the Borrower, or the making of any material concession) to obtain any necessary consents, is unable to grant a Lien on such leased Designated Real Property due to the failure to obtain any third-party consents necessary to grant such Lien and (ii) with respect to any parcel of Real Property (other than Undeveloped
Land) acquired by the Borrower or any of its Subsidiaries after the Closing Date, the Borrower or its Subsidiary (as applicable) shall not be required to grant a Lien thereon in favor of the Collateral Agent to secure the Obligations if (but only if) (A) no Default has occurred and is continuing and (B) the fair market value of such parcel of Real Property (inclusive of all adjoining parcels of Real Property acquired by the Borrower or any of its Subsidiaries at or about the same time) does not exceed $1,000,000 (or, in the case of leased Real Property, the annual rental payable under the lease of such parcel does not exceed $1,000,000) and the aggregate fair market value of all Designated Real Property not subject to such a Lien does not exceed $5,000,000;

     (b) Holdings will cause all of the Capital Stock of the Borrower owned by Holdings (whether now owned or hereafter acquired) to be subject at all times to Liens in favor of the Collateral Agent securing the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, and at least 98.7156% of the issued and outstanding Capital Stock of the Borrower shall be so pledged by Holdings at all times;

     (c) The Borrower will ensure that all of the Capital Stock of the Borrower owned by Petro and/or any other general partner of the Borrower (whether now owned or hereafter acquired) shall be subject at all times to Liens in favor of the Collateral Agent securing the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, and

     (d) Each Loan Party will deliver such other documentation as the Collateral Agent may reasonably request in connection with the requirements of this Section, including, without limitation and as applicable, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, estoppel letters, consents and waivers or subordinations of landlords, certified resolutions and other organizational and authorizing documents of such Person, and, in the case of Real Property Collateral and Liens or any Loan Party for which such an opinion has not been previously issued and, in either case, only if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent's Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(f), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, however, that estoppel letters, consents and waivers or subordinations of landlords shall not be required if the Borrower or its Subsidiary, whichever is the lessee, after using its commercially reasonable efforts (without the requirement of payment of money, other than the except as may be agreed by the Borrower, or the making of any material concession) to obtain any such estoppel letters, consents and waivers or subordinations otherwise required by this Section 7.14(d), is unable to obtain the same;

     (e) Without limiting the generality of Section 7.14(b) or (c) above, the Borrower and each of its Subsidiaries will cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign

Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Collateral Agent shall reasonably request;

     (f) Each of the Borrower and its Subsidiaries will notify the Administrative Agent in accordance with Section 7.02(g) upon the Borrower's or such Subsidiary's acquisition of ownership or other interests in certain types of Properties and will execute and deliver such additional Collateral Documents or supplements or amendments to existing Collateral Documents as the Administrative Agent may reasonably request from time to time, together with, in the case of any newly acquired Real Property, the additional items required to be delivered in connection with Liens on Real Property as referred to in clause
(vi) of Section 5.01(f) in connection with Designated Real Property existing on the Closing Date; and

     (g) Each of the Borrower and its Subsidiaries will cause Control Agreements, in form and substance reasonably satisfactory to the Collateral Agent, to be executed by the appropriate Person or Persons for the purpose of perfecting the Collateral Agent's security interests in all deposit accounts, investment property, letter-of-credit rights and electronic chattel paper of the Borrower and its Subsidiaries at any time in existence; provided, however, that
(i) such Control Agreements relating to deposit accounts shall not be required to be executed to the extent the same are not required by Section 7.16 and (ii) such Control Agreements relating to investment property, letter-of-credit rights and electronic chattel paper shall not be required to be executed to the extent that the aggregate amount thereof not subject to such Control Agreements does not exceed $100,000 at any time. In connection with the exercise of its rights under any Control Agreement, the Collateral Agent agrees with the Borrower and its Subsidiaries that the Collateral Agent will not issue any order or make any demand to receive the proceeds of any deposit account, investment property, letter-of-credit right or electronic chattel paper unless and until an Event of Default has occurred and is continuing; provided, however, that the Collateral Agent may in its discretion, at any time during which a Default has occurred and is continuing, issue such orders or make such demands under any Control Agreement as it may deem necessary or appropriate to prevent any Loan Party's disposition or expenditure of any such deposit accounts, investment property, letter-of-credit rights and electronic chattel paper and all proceeds thereof; provided, further, however, that the Collateral Agent shall use its reasonable efforts to notify the Borrower of any such order issued or demand made prior to the occurrence of an Event of Default substantially concurrently with its issuance or making of such order or demand, respectively (but failure to do so shall not affect the validity of any such order or demand or result in any liability to the Collateral Agent).

     7.15 "Opt In" to Article 8. Cause the Borrower and each of its Subsidiaries which is a limited partnership, general partnership or limited liability company to, pursuant to its applicable Organization Documents as the Administrative Agent may reasonably request, (a) "opt in" to Article 8 of the UCC so that the partnership interests, membership interests or other equity interests issued by the Borrower or such Subsidiary are treated as a security for purposes of Articles 8 and 9 of the UCC and (b) ensure that such partnership interests, membership interests or other equity interests issued by the Borrower or such Subsidiary are certificated.

     7.16 Cash Management, etc. Cause all cash receipts and all payments constituting proceeds of accounts receivable or other Collateral (other than the Subject Receivables) to be paid, in the form received, with any appropriate endorsements, into one or more deposit accounts with Wells Fargo or another Lender or financial institution and, without limiting the generality of the foregoing, cause each of the Borrower's general "company" or "corporate" accounts, other than the Borrower's cash management accounts held with Mellon Bank, N.A. and its local or regional accounts relating to its Stopping Center locations, to be maintained with Wells Fargo, each of which deposit accounts shall be subject to a Control Agreement in form and substance as shall be satisfactory to the Collateral Agent pursuant to which the Lien of the Collateral Agent therein and in the proceeds thereof shall be perfected; provided, however, that (a) the Borrower may, in the ordinary course of its business and consistent with past practices, continue to deposit cash receipts, other than the proceeds of accounts receivable, into deposit accounts held with one or more banks if (but only if) such banks transfer the entirety of the collected balances in each of such deposit accounts (other than reasonable amounts deemed adequate by the Borrower in good faith to cover change orders, returned items and bank fees, in each case associated with such account) on each Business Day to one or more deposit accounts referred to in this Section above which are subject to Control Agreements as referred to in this Section above,
(b) such deposit accounts held with such banks as referred to in clause (a) preceding shall not be required to be subject to such Control Agreements if and to the extent (but only if and to the extent) that (i) each such bank refuses to execute such a Control Agreement notwithstanding the Borrower's commercially reasonable and continued efforts to obtain such a Control Agreement and (ii) the aggregate amount contained in all deposit accounts which are not subject to such Control Agreements (exclusive of amounts pledged to or deposited with the Administrative Agent to Cash Collateralize Letters of Credit as required by this Agreement) shall not at any time exceed $1,000,000, and (c) any deposit account containing only proceeds of Subject Receivables may be subject to a control agreement in favor of Comdata or other applicable Person providing services for the purpose of facilitating collection of the Subject Receivables on behalf and for the account of the Borrower, in either case only to the extent required by the Comdata Agreement.

     7.17 Further Assurances. Each of the Loan Parties will cooperate with the Agents and the Lenders and execute such further agreements, documents and instruments as either Agent or the Required Lenders shall reasonably request to carry out to their satisfaction the terms and provisions of this Agreement and the other Loan Documents and the Transactions contemplated by this Agreement and the other Loan Documents.

     7.18 Redemption of Borrower Existing Senior Notes. The Borrower will, on or before March 15, 2004, redeem all of the Borrower Existing Senior Notes which were not tendered pursuant to the Borrower Existing Senior Notes Tender Offer on or before the Closing Date (the aggregate principal amount of which notes to be redeemed shall not exceed $20,122,000), which redemption shall be at a price not to exceed 101.75% of the face amount thereof (the redemption price therefor set forth in the Borrower Existing Senior Notes Indenture) plus any accrued and unpaid interest and shall be made pursuant to the terms of the Borrower Existing Senior Notes Indenture.

     7.19 Maintenance of Redemption Account. The Borrower will, unless and until the Redemption occurs in accordance with Section 7.18, maintain the Redemption Amount in the Redemption Account.

     7.20 Maintenance of Comdata Agreement. The Borrower will maintain the Comdata Agreement, or a similar agreement relating to a similar amount of Subject Receivables, in effect.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, each of the

Loan Parties jointly and severally agrees that it shall not, and shall not permit any Subsidiary to, directly or indirectly:

     8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

     (a) (i) Liens covering the Collateral in favor of either Agent for the benefit of the Lenders granted or created pursuant to any Loan Document (including, without limitation, the Security Agreement and the Mortgages); (ii) Liens granted pursuant to the Security Agreement and the Mortgages covering the Collateral in favor of the trustee under the Borrower Senior Notes Indenture and in favor of the holders of the Secured Trade Debt securing the Indebtedness evidenced by the Borrower Senior Notes and the Secured Trade Debt, respectively, each of which Liens is effectively subordinated, as to priority, to the Liens referred to in clause (i) preceding in accordance with the Security Agreement, and (iii) Liens granted pursuant to the Security Agreement covering only the general and limited partnership interests in the Borrower owned by Holdings and Petro (and no other Collateral) in favor of the trustee under the Holdings Senior Notes Indenture securing the Indebtedness evidenced by the Holdings Senior Notes, each of which Liens is effectively subordinated, as to priority, to the Liens referred to in clause (i) and clause (ii) preceding in accordance with the Security Agreement.

     (b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

     (c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and suppliers and other like Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established;

     (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (f) deposits to secure Indebtedness permitted in accordance with Section 8.03(l) made in the ordinary course of business;

     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case (taken as a whole) materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

     (h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) permitted in accordance with Section 8.03(m);

     (i) Liens securing purchase money Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the purchase price of the Property being acquired and (iii) such Liens attach to such Property concurrently with or within 90 days after the acquisition thereof;

     (j) leases or subleases granted to others in the ordinary course of business of a Loan Party and not interfering in any material respect with the business of any Loan Party;

     (k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

     (l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

     (m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

     (n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

     (o) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

     (p) Liens in respect of the Subject Receivables (i) in favor of a Person providing services for the purpose of facilitating collection of the Subject Receivables on behalf and for the account of the Borrower and (ii) securing only Indebtedness permitted under Section 8.03(k);

provided, however, that, notwithstanding anything to the contrary contained in the foregoing clauses (a) through (p), none of the Excluded Property shall be subject to any Lien referred to in clause (b), (e), (f), (h), (i), (l), (m), (n) or (p) and none of the Undeveloped Land shall be subject to any Lien referred to in clause (b), (e), (f), (h), (i), (l), (m), (n) or (p).

     8.02  Investments. Make any Investments, except:

     (a) Investments held by any Loan Party in the form of cash or Cash Equivalents;

     (b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

     (c) Investments consisting of advances or loans to officers, directors and employees for travel, entertainment, relocation and analogous business purposes in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $1,000,000 at any time outstanding;

     (d) Investments consisting of advances or loans to employees for travel, entertainment, relocation and analogous business purposes made in the ordinary course of business on terms consistent with past practices of the Borrower in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $1,000,000 at any time outstanding;

     (e) Investments by any Loan Party in any Person that is a Subsidiary of such Loan Party and is a Loan Party prior to giving effect to such Investment; provided, however, that (i) the aggregate amount of all such Investments made by the Borrower in its Subsidiaries after the Closing Date, exclusive of intercompany Indebtedness permitted in accordance with Section 8.03(c), shall not exceed $1,000,000 without the prior written consent of the Required Lenders and (ii) each such Subsidiary in which any such Investment is made shall have executed and delivered a Guaranty to the Administrative Agent and granted a perfected and first priority Lien (subject only to Permitted Liens) to the Collateral Agent in its Property as security for the Obligations in accordance with this Agreement pursuant to Collateral Documents in form and substance satisfactory to the Collateral Agent.

     (f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (g)   Guarantees permitted by Section 8.03;

     (h) Permitted Acquisitions; provided, however, that, in the event that any new Subsidiary is created or acquired as a result of or in connection with such Permitted Acquisition, such new Subsidiary shall, substantially concurrent with the consummation of such acquisition, execute and deliver a Guaranty to the Administrative Agent and granted a perfected and first priority Lien (subject only to Permitted Liens) to the Collateral Agent in its Property as security for the Obligations in accordance with this Agreement pursuant to Collateral Documents in form and substance satisfactory to the Collateral Agent;

     (i)   Investments in respect of Swap Contracts permitted in accordance with
Section 8.03(d);

     (j) Investments by the Borrower or any Subsidiary in connection with employee deferred compensation programs permitted under applicable Laws and not otherwise prohibited by this Agreement;

     (k) Investments consisting of contributions of Excess Land to joint ventures of the Borrower in connection with Dispositions permitted in accordance with Section 8.05(a); and

     (l) Investments of a nature not contemplated in the foregoing clauses (a) through (k) in an amount not to exceed $5,000,000 in the aggregate at any time outstanding.

     8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a)   Indebtedness under the Loan Documents;

     (b)   Indebtedness of the Borrower and its Subsidiaries set forth in
Schedule 8.03 and renewals, refinancings and extensions thereof on terms and conditions taken as a whole which are not less favorable to the applicable debtor(s)); provided, however, that the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal, refinancing or extension;

     (c) (i) Indebtedness of the Borrower to a Subsidiary of the Borrower, or the Guarantee by a Subsidiary of the Borrower of Indebtedness of the Borrower or a Subsidiary of the Borrower, if (but only if) such Indebtedness is subordinated to the Obligations pursuant to the terms of the subordination agreement attached hereto as Exhibit F and such Indebtedness complies with the applicable provisions of the Senior Notes Indentures, and (ii) Indebtedness of a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower, which Subsidiary incurring such Indebtedness has executed and delivered a Guaranty to the Administrative Agent and granted a perfected and first priority Lien (subject only to Permitted Liens) to the Collateral Agent in its Property as security for the Obligations in accordance with this Agreement pursuant to Collateral Documents in form and substance satisfactory to the Collateral Agent, provided that such Indebtedness of a Subsidiary shall be evidenced by promissory notes, leases or contracts in form an substance satisfactory to the Administrative Agent which are pledged to the Collateral Agent to secure the Obligations or evidenced only by open account;

     (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) all such obligations (other than such obligations which constitute a part of the Obligations owed to a Lender) shall be unsecured, (ii) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (iii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided, however, that (A) the aggregate amount of Indebtedness under fuel price swaps, fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices shall not exceed $5,000,000 at any time outstanding and (B) all such fuel price swaps, fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements referred to in this proviso must relate to fuel sold in the ordinary course of business of the Borrower and its Subsidiaries and must be in amounts and on terms consistent with past practices of the Borrower and its Subsidiaries but may not be for speculative purposes;

     (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Lease Obligations) and Indebtedness in respect of the deferred purchase price obligations for the purchase of equipment, in each case hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets or equipment, respectively, and renewals, refinancings and extensions thereof, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any one time outstanding;

     (f) unsecured Indebtedness in an aggregate principal amount (as to all Loan Parties in the aggregate) not to exceed $1,000,000 at any one time outstanding, and renewals, refinancings and extensions thereof on terms and conditions not less favorable to the applicable debtor(s));

     (g) unsecured Indebtedness assumed in Permitted Acquisitions in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding, and renewals, refinancings and extensions thereof on terms and conditions not less favorable to the applicable debtor(s);

     (h) Guarantees with respect to Indebtedness permitted under clauses (a) through (g) of this Section 8.03;

     (i) Indebtedness of the Borrower evidenced by the Borrower Senior Notes and Indebtedness of the Subsidiaries of the Borrower pursuant to guaranties of such Indebtedness evidenced by the Borrower Senior Notes, and Indebtedness of the Borrower in the aggregate principal amount not to exceed, at any date, the remainder of (i) the lesser of $20,122,000 or the aggregate principal amount of the

Borrower Existing Senior Notes outstanding immediately after giving effect to the Transactions to occur on the Closing Date minus (ii) the aggregate principal amount of the Borrower Existing Senior Notes which have been repurchased or redeemed as of such date;

     (j) Indebtedness of Holdings evidenced by the Holdings Senior Notes, and Indebtedness of Holdings in the aggregate principal amount not to exceed, at any date, the remainder of (i) the lesser of $5,425,000 or the aggregate principal amount of the Holdings Existing Senior Notes outstanding immediately after giving effect to the Transactions to occur on the Closing Date minus (ii) the aggregate principal amount of the Holdings Existing Senior Notes which have been repurchased or redeemed as of such date;

     (k) Indebtedness of the Borrower arising under the Comdata Agreement in an aggregate amount not to exceed $25,000,000 at any time outstanding;

     (l) Indebtedness in respect of performance, surety or appeal bonds obtained in the ordinary course of the Borrower's business in an aggregate amount not to exceed $10,000,000 at any time outstanding;

     (m) Indebtedness constituting judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed; and

     (n) Guarantees issued in the ordinary course of business guaranteeing Indebtedness in an aggregate amount not to exceed $1,000,000 at anytime outstanding.

Notwithstanding anything to the contrary contained in this Section 8.03, any Indebtedness permitted hereby which is subordinated to any of the Obligations may not be renewed, refinanced or extended except on subordination terms at least as favorable to the Lenders and no more restrictive on the Loan Parties than the Indebtedness being renewed, refinanced or extended and in an amount not less than the amount outstanding at the time of such renewal, refinancing or extension.

     8.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all or any material portion of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14 and so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower, provided that, if such merger or consolidation involves a Foreign Subsidiary and a Domestic Subsidiary, the Domestic Subsidiary shall be the continuing or surviving entity; (c) any Subsidiary of the Borrower may merge with any Person that is not a Loan Party or Petro in connection with a Disposition permitted under Section 8.05 or a Permitted Acquisition, (d) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect, and (e) the Borrower and its Subsidiaries may Dispose of Excess Land or Undeveloped Land in accordance with Section 8.05.

     8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

     (a) Dispositions of the Excess Land which meet each of the following requirements: (i) such Disposition of Excess Land has been approved by the Required Lenders (which approval will be considered in good faith by the Required Lenders upon the request of the Borrower), (ii) the aggregate fair market value of all Excess Land Disposed of pursuant to this clause (a) shall not exceed $10,000,000, and (iii) such Disposition of Excess Land shall not have any adverse effect on the operations of the adjacent Real Property which constitutes Collateral (including, without limitation, utility services) or ingress or egress to or from such adjacent Real Property and shall not otherwise adversely affect the value or usefulness of such adjacent Real Property;

     (b) Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;

     (c) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

     (d)   Dispositions permitted by Section 8.04;

     (e) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding ten years;

     (f) ground leases of Real Property in the ordinary course of business and consistent with past practices of the Borrower, which leases are to Persons other than a Subsidiary of the Borrower in pursuant to arms-length transactions for fair and reasonable value;

     (g) transfers or assignments of the Subject Receivables (i) in favor of a Person providing services for the purpose of facilitating collection of the Subject Receivables on behalf and for the account of the Borrower and (ii) in connection with and securing only Indebtedness permitted under Section 8.03(k);

     (h)   Dispositions of Cash Equivalents in the ordinary course of business;
and

     (i) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 8.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and
(ii) the aggregate book value of all property Disposed of in reliance on this clause (i) in any fiscal year shall not exceed $10,000,000;

provided, however, that any Disposition pursuant to clauses (a) through (i) shall be made pursuant to an arms-length transaction for fair and reasonable value and, with respect to each such Disposition which involves total consideration paid or payable (including, without limitation, the amount of any Indebtedness assumed) of $500,000 or more, at least 75% of the consideration paid or payable in connection with each such Disposition shall be payable in cash. Notwithstanding anything to the contrary contained in this Section 8.05 or elsewhere in this Agreement, (i) the Borrower and its Subsidiaries shall not be permitted to Dispose of any assets or Property or take (or omit to take) any action in connection with any Disposition or engage in any other transaction if and to the extent that such action (or omission) would require any repayment, repurchase or redemption (or any mandatory offer to repay, repurchase or redeem) by Holdings or the Borrower or any of their Subsidiaries of any of the Senior Notes, the Borrower Existing Senior Notes or the Holdings Existing Senior Notes prior to the repayment in full of all of the Obligations or would violate any term or provision of any Senior Notes Indenture (except, with respect to the Borrower Existing Senior Notes and the Holdings Existing Senior Notes, as may be required or permitted by this Agreement); (ii) the Borrower shall not directly or indirectly sell or otherwise Dispose of all or substantially all of its assets or Property; (iii) neither the Borrower nor any of its Subsidiaries shall sell or otherwise Dispose of any Capital Stock of any Person which is either the Borrower or a Guarantor or is an entity the Capital Stock of which is pledged under the Loan Documents by the Borrower or any Guarantor, except that the Borrower may sell all Capital Stock of a Subsidiary in connection with or in lieu of a sale of all of the Property and assets of such Subsidiary which is permitted in accordance with this Section 8.05; and (iv) any Disposition made by any Loan Party to another Loan Party or Petro shall be expressly made subject to the continuation of all then existing Liens affecting the Property or assets subject to such Disposition in favor of either Agent securing the Obligations or any portion thereof, and such Liens shall not be released or otherwise affected by any such Disposition.

     8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

     (a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary of the Borrower, to the Borrower and any Subsidiary of the Borrower and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests, provided that all such new shares or other interests must possess rights and be subject to terms and provisions that, taken as a whole for each such new share or other interest, are at least as favorable to the Borrower or its Subsidiary (which ever is the issuer, as applicable) as are the shares or other interests or warrants or options so purchased, redeemed or otherwise acquired;

     (d) on the Closing Date, the Borrower may distribute up to $56,700,000 of the proceeds from the Borrower Senior Notes Issuance to Holdings, which amount shall be used by Holdings to consummate the Holdings Existing Senior Notes Exchange/Tender Offer and to pay fees and expenses in connection with the Transactions;

     (e) the Borrower may make Permitted Tax Distributions accrued on or after January 1, 2003, to its Partners;

     (f) if (but only if) no Default exists or would exist immediately after giving effect to such Restricted Payments and any Borrowing or other Indebtedness that may be incurred in connection therewith, the Borrower may:

          (i) make distributions to Holdings in any fiscal year in an aggregate amount not to exceed the amount of interest that Holdings is required to pay in cash on the Holdings Senior Notes and the Holdings Existing Senior Notes which remain outstanding during such fiscal year solely for the purpose of allowing Holdings to make such interest payments, provided that (A) no such distribution shall be made prior to five days before the corresponding interest payment is payable by Holdings, no such distributions shall be made prior to April 25, 2004 (with respect to the Holdings Senior Notes) or prior to February 1, 2005 (with respect to the Holdings Existing Senior Notes) and all proceeds of such distributions are promptly used by Holdings to make such interest payments, (B) the aggregate principal amount of the Holdings Existing Senior Notes as to which such distributions may be made and interest may be paid shall not exceed $5,420,000, and (C) no distribution may be made pursuant to this clause (i) with respect to interest accrued and unpaid on the Holdings Existing Senior Notes being redeemed pursuant to clause (iii) below;

          (ii) make distributions to Holdings in an aggregate amount during any calendar year not to exceed the lesser of (A) $300,000 or (B) the aggregate amount of reasonable administrative expenses actually incurred by Holdings during such calendar year to enable Holdings to pay such administrative expenses, provided that all proceeds of such distributions are used by Holdings to pay such administrative expenses; and

          (iii) make distributions to Holdings in an amount not to exceed the sum of (A) the lesser of (1) the aggregate principal amount of the Holdings Existing Senior Notes which remain outstanding after the Closing Date and after giving effect to the Transactions contemplated by the Holdings Existing Senior Notes Exchange/Tender Offer Documents or (2) $5,420,000 plus (B) accrued and unpaid interest thereon to the date of redemption, solely for the purpose of allowing Holdings to repurchase or redeem such Holdings Existing Senior Notes, provided that (x) no such distribution shall be made prior to five days before the corresponding repurchase or redemption by Holdings or prior to 15 days after Holdings shall have given the Administrative Agent written notice of its intention to make such repurchase or redemption and receive such distribution from the Borrower for such purpose and (y) all proceeds of such distributions are promptly used by Holdings to make such repurchase or redemption.

     8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto.

     8.08 Transactions with Affiliates and Insiders. Except for transactions with Affiliates entered into on or prior to the Closing Date and described on
Schedule 8.08, enter into or permit to exist any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries which are on terms more favorable to the Borrower than would be obtainable by the Borrower at the time in a comparable arm's length transaction with a Person not an Affiliate or between and among any wholly-owned Subsidiaries of the Borrower; provided, however, that nothing in this Section
8.08 shall prohibit the Borrower or its Subsidiaries from engaging in the following transactions: (a) Restricted Payments to the extent permitted by
Section 8.06, (b) the performance of the Borrower's or any Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into the ordinary course of business, (c) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business, or (d) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans and similar plans, in each case, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement.

     8.09 Burdensome Agreements. Except as contained in the Senior Notes Indentures as in effect on the Closing Date, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any

Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

     8.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     8.11  Financial Covenants.

     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than the ratio applicable to such date set forth in the table below:

               ===========================================
                 Fiscal Quarter       Maximum Consolidated
                      End                Leverage Ratio
               -------------------------------------------
                 March 31, 2004              6.25:1
               -------------------------------------------
                  June 30, 2004              6.25:1
               -------------------------------------------
               September 30, 2004            6.25:1
               -------------------------------------------
                December 31, 2004            6.25:1
               -------------------------------------------
                 March 31, 2005              6.00:1
               -------------------------------------------
                  June 30, 2005              6.00:1
               -------------------------------------------
               September 30, 2005            6.00:1
               -------------------------------------------
                December 31, 2005            5.75:1
               -------------------------------------------
                 March 31, 2006              5.75:1
               -------------------------------------------
                  June 30, 2006              5.50:1
               -------------------------------------------
               September 30, 2006            5.50:1
               -------------------------------------------
                December 31, 2006            5.25:1
               -------------------------------------------
                 March 31, 2007              5.25:1
               -------------------------------------------
                  June 30, 2007              5.00:1
               -------------------------------------------
               September 30, 2007            5.00:1
               -------------------------------------------
                December 31, 2007            4.75:1
               ===========================================

     (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than the ratio applicable to such date set forth in the table below:

                    ===========================================
                                           Minimum Consolidated
                      Fiscal Quarter           Fixed Charge
                           End                Coverage Ratio
                    -------------------------------------------
                      March 31, 2004              1.25:1
                    -------------------------------------------
                       June 30, 2004              1.25:1
                    -------------------------------------------
                    September 30, 2004            1.35:1
                    -------------------------------------------
                     December 31, 2004            1.35:1
                    -------------------------------------------
                      March 31, 2005              1.35:1
                    -------------------------------------------
                       June 30, 2005              1.35:1
                    -------------------------------------------
                    September 30, 2005            1.35:1
                    -------------------------------------------
                     December 31, 2005            1.40:1
                    -------------------------------------------
                      March 31, 2006              1.40:1
                    -------------------------------------------
                       June 30, 2006              1.40:1
                    -------------------------------------------
                    September 30, 2006            1.40:1
                    -------------------------------------------
                     December 31, 2006            1.40:1
                    -------------------------------------------
                      March 31, 2007              1.50:1
                    -------------------------------------------
                       June 30, 2007              1.50:1
                    -------------------------------------------
                    September 30, 2007            1.50:1
                    -------------------------------------------
                     December 31, 2007            1.50:1
                    ===========================================

     (c) Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters of the Borrower ending on each date set forth in the table below to be less than the applicable amount set forth in the table below:

                    ====================================
                                              Minimum
                      Fiscal Quarter       Consolidated
                           End                EBITDA
                    ------------------------------------
                      March 31, 2004       $  40,500,000
                    ------------------------------------
                       June 30, 2004       $  40,500,000
                    ------------------------------------
                    September 30, 2004     $  40,500,000
                    ------------------------------------
                     December 31, 2004     $  40,500,000
                    ------------------------------------
                      March 31, 2005       $  41,000,000
                    ------------------------------------
                       June 30, 2005       $  41,000,000
                    ------------------------------------
                    September 30, 2005     $  41,000,000
                    ------------------------------------
                     December 31, 2005     $  42,000,000
                    ------------------------------------
                      March 31, 2006       $  42,000,000
                    ------------------------------------
                       June 30, 2006       $  42,000,000
                    ------------------------------------
                    September 30, 2006     $  42,000,000
                    ------------------------------------
                     December 31, 2006     $  42,000,000
                    ------------------------------------
                      March 31, 2007       $  42,000,000
                    ------------------------------------
                       June 30, 2007       $  42,000,000
                    ------------------------------------
                    September 30, 2007     $  42,000,000
                    ------------------------------------
                     December 31, 2007     $  42,000,000
                    ====================================

     8.12 Capital Expenditures. Make or become legally obligated to make any expenditure which constitutes a Consolidated Capital Expenditure, except for Consolidated Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Loan Parties during each fiscal year set forth below, the amount set forth opposite such fiscal year:

                    -------------------------------
                                     Maximum Amount
                                       of Capital
                    Fiscal Year       Expenditures
                    -------------------------------
                       2004          $   10,000,000
                    -------------------------------
                       2005          $   10,000,000
                    -------------------------------
                       2006          $    8,000,000
                    -------------------------------
                       2007          $    8,000,000
                    -------------------------------
                       2008          $   8,000,000;
                    -------------------------------

provided, however, that (a) for purposes of calculating the maximum amount of capital expenditures permitted during any fiscal year in accordance with this
Section 8.12, the amount of capital expenditures made during such fiscal year with the proceeds of Dispositions that were reinvested in a Replacement Asset within 180 days of the date of such Disposition and that did not result in the requirement of a mandatory prepayment pursuant to Section 2.05(b)(ii) shall be excluded and (b) so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth in the table above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year (and Consolidated Capital Expenditures made during any fiscal year shall first be applied to any carry-forward credit from the prior fiscal year).

     8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

     (a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

     (b)   Change its fiscal year.

     (c) Without providing 30 days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

     8.14  Ownership of Subsidiaries; Limitations on Holdings.

     (a) Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or except in connection with a sale of all of the Capital Stock of a Subsidiary of the Borrower in accordance with Section 8.05, (ii) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock, (iii) except as permitted by clause (a) of Section 8.01, create, incur, assume or suffer to exist any Lien on any Capital Stock of the Borrower or any Subsidiary of the Borrower, (iv) permit any Subsidiary of the Borrower to be or become a Foreign Subsidiary without the prior written consent of the Required Lenders, or (v) issue, or permit the issuance of, any additional partnership interests or other Capital Stock of the Borrower unless, immediately after giving effect thereto, Holdings owns at least 98.7156% of the issued and outstanding Capital Stock of the Borrower and Petro (or a successor general partner approved by the Administrative Agent and the Required Lenders which has executed a Guaranty of the entirety of the Obligations and pledged its partnership interests in the Borrower to secure the payment and performance of the Obligations pursuant to a Guaranty and pledge agreement, respectively, in form and substance satisfactory to the Administrative Agent and which is an Affiliate of the Borrower as of the Closing Date and immediately prior to giving effect to the requirements of this clause (v)) owns all general partnership interests of the Borrower, all of which Capital Stock of the Borrower (including general partnership interests) owned by Holdings and Petro (or such successor general partner) shall be pledged to secure payment and performance of the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent.

     (b) Permit Holdings, or any of its Subsidiaries other than the Borrower and its Subsidiaries, to own any material assets or Property or engage in any business of material nature other than (i) its ownership of Capital Stock of the Borrower, (ii) its performance of its obligations under the Holdings Senior Notes Indenture, and (iii) as may be incidental to or reasonably necessary or appropriate in connection with such ownership and performance referred to in clauses (i) and (ii), respectively.

     8.15  Sale Leasebacks. Enter into any Sale and Leaseback Transaction unless
(a) the consideration received in connection with such Sale and Leaseback Transaction is at least equal to the fair market value of the Property sold pursuant to such transaction, (b) if such Sale and Leaseback Transaction results in a Capital Lease, such Sale and Leaseback Transaction is permitted by Section 8.03(e), (c) if such Sale and Leaseback Transaction does not result in a Capital Lease, such Sale and Leaseback Transaction is permitted by Section 8.20 and the underlying lease is for an initial term of no more than ten years (and for successive renewal terms of no more than the initial term), and (d) no Default exists at the time of, or would exist immediately after giving effect to, such Sale and Leaseback Transaction.

     8.16 No Prepayment of Indebtedness. Prepay (i.e., make any payment prior to the date on which such payment is contractually obligated to be made) any Indebtedness; provided, however, that (a) at any time during which the Consolidated Leverage Ratio is less than 4.50:1 and the Outstanding Amount of the Revolving Loans is zero, the Borrower may prepay its Indebtedness with the portion of its Excess Cash Flow for any fiscal year which is not, or was not, required to be utilized to prepay the Loans or Cash Collateralize the L/C Obligations in accordance with Section 2.05(b)(v), (b) Indebtedness which is permitted to be refinanced in accordance with Section 8.03 may be prepaid as a result of and in connection with such permitted refinancing, (c) the Borrower shall redeem the Borrower Existing Senior Notes not tendered pursuant to the Borrower Existing Senior Notes Tender Offer in accordance with Section 7.18, and
(d) Holdings may repurchase or redeem the Holdings Existing Senior Notes not exchanged or tendered pursuant to the Holdings Existing Senior Notes Exchange/Tender Offer.

     8.17 No Amendments to Certain Documents. None of the Loan Parties will, without the prior written consent of the Required Lenders,

     (a) amend or permit the amendment of any of the Borrower Senior Notes, the Borrower Existing Senior Notes, the Borrower Existing Senior Notes Tender Offer Documents, the Borrower Senior Notes Indenture, the Borrower Existing Senior Notes Indenture, the Holdings Senior Notes, the Holdings Existing Senior Notes, the Holdings Existing Senior Notes Exchange/Tender Offer Documents, the Holdings Senior Notes Indenture or the Holdings Existing Senior Notes Indenture, except for (i) in the case of the Senior Notes Indentures, amendments thereto which are permitted to be effected by the trustees thereunder without the consent of the holders of the Senior Notes issued thereunder and (ii) in the case of the Borrower Existing Senior Notes Indenture and the Holdings Existing Senior Notes Indenture, supplements or amendments thereto required pursuant to clause (iv) of Section 5.01(c) as described in the Borrower Existing Senior Notes Tender Offer Documents and the Holdings Existing Senior Notes Exchange/Tender Offer Documents;

     (b) amend or permit the amendment of any of the Organizational Documents of any Loan Party in any manner that could be in conflict with any term or provision of this Agreement or any other Loan Document or that could reasonably be expected to be materially adverse to either Agent or any Lender or the rights or remedies under this Agreement or any other Loan Document; and

     (c) amend or permit the amendment of the Comdata Agreement in any manner which would result in an increase in the credit exposure or obligations of any Loan Party or any material adverse change (when considered as a whole) in the economic terms of the transactions contemplated thereby or in the nature of the transactions contemplated thereby.

     8.18 Inconsistent Agreements. None of the Loan Parties will enter into any agreement containing any provision which would be violated or breached by the performance by any Loan Party of its indebtedness, liabilities or obligations hereunder or under any other Loan Documents.

     8.19 Undeveloped Land. The Borrower and its Subsidiaries will not own Undeveloped Land acquired at any time after the Closing Date to the extent that the value of all such Undeveloped Land (which value shall be determined based upon the respective purchase price for each Property so acquired) exceeds $5,000,000 in the aggregate; provided, however, for purposes of this Section 8.19, any Undeveloped Land acquired at any time after the Closing Date with the proceeds received from a Disposition of Undeveloped Land owned prior to the Closing Date shall not be included in the valuation for purposes of compliance with this Section 8.19.

     8.20 Operating Leases. The Borrower and its Subsidiaries will not, as lessee, enter into, permit to exist or renew any rental agreement or lease any real or personal Property if the annual rental expenses (determined in accordance with GAAP) and (without duplication) the rental obligations then due and payable of the Borrower and its Subsidiaries (on a consolidated basis) under any rental agreements or leases of real or personal Property (other than Capital Leases) exceeds $10,000,000 in any fiscal year.

                                   ARTICLE IX

                         EVENTS OF DEFAULT AND REMEDIES

     9.01  Events of Default. Any of the following shall constitute an Event of
Default:

     (a) Non-Payment. The Borrower or any other Loan Party or Petro fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment fee or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a), 7.07, 7.10(a), 7.11, 7.15 or 7.16 or Article VIII; or

     (c) Other Defaults. Any Loan Party or Petro fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (i) in the case of any such covenant or agreement contained in Section 7.01, 7.02, 7.03 (other than 7.03(a)), 7.05 (other than 7.05(a)), 7.12, 7.14 or 7.17, ten days or (ii) in the case of any such other covenant or agreement, 30 days; or

     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party or Petro herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

     (e)   Cross-Default.

          (i) A default or an event of default shall occur under the Borrower Senior Notes Indenture or the Holdings Senior Notes Indenture or with respect to the Borrower Senior Notes or the Holdings Senior Notes, or the Borrower Senior Notes or the Holdings Senior Notes shall be prepaid, redeemed or repurchased in whole or in part or the holders of the Borrower Senior Notes or the Holdings Senior Notes shall have the right to require the Borrower Senior Notes or the Holdings Senior Notes, as the case may be, to be prepaid, redeemed or purchased in whole or in part;

          (ii) any Loan Party or Petro fails to make any payment when due (after the expiration of any applicable grace period, and whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount;

          (iii) any Loan Party or Petro fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, beyond any applicable grace period, or any other event (other than an Involuntary Disposition which is covered by independent third-party insurance as to which the insurer does not dispute coverage and which does not constitute a default) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, any applicable grace period having expired, or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

          (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries or Petro institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or Petro becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

     (h) Judgments. There is entered against any Loan Party or Petro (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or
(ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or Petro contests in any manner the validity or enforceability of any Loan Document or any Lien created or purported to be created thereunder; or any Loan Party or Petro denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of any Loan Party or Petro or any owner of its Capital Stock; or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any Loan Document is illegal, invalid or unenforceable in accordance with the terms thereof; or

     (k)   Change of Control. There occurs any Change of Control; or

     (l) Loss or Damages to Collateral, etc. There occurs any material damage to, or loss, theft or destruction of, any Collateral, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than 30 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; or

     (m) Loss, etc. of Licenses or Permits. There occurs any loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; or

     (n) Conduct of Business. The Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of its business and such order shall continue in effect for more than 30 days and would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

     9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent or, if and to the extent that such action relates to any Lien or Collateral, either of the Agents may, and, at the request of the Required Lenders, shall, take any or all of the following actions:

     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party or Petro under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of either Agent or any Lender.

     9.03  Application of Funds. After the exercise of remedies provided for in
Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Agents or either of them in their or its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Swap Contracts and Treasury Management Agreements between any Loan Party and any Lender or Affiliate of a Lender and to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                    ARTICLE X

                                     AGENTS

     10.01 Appointment and Authorization of Agents.

     (a) Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall either Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to either Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the terms "Agent", "Agents" and "Administrative Agent" as used in this Article X and in the definition of "Agent-Related Person" included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

     (c) Without limiting the generality of the foregoing, each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to act as collateral agent for and on behalf of such Lender under each of the Collateral Documents, including, without limitation, the Security Agreement.

     10.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     10.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Petro or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or Petro or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Petro or any Affiliate thereof.

     10.04 Reliance by Agents.

     (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or Petro), independent accountants and other experts selected by either Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

     (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     10.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except, as to the Administrative Agent only, with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." Each Agent will notify the Lenders of its receipt of any such notice. Each Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with
Article IX; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

     10.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or Petro or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries and Petro, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties and Petro hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and Petro. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or Petro or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

     10.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this

Section shall survive termination of the Aggregate Revolving Commitments, the payment of all other Obligations and the resignation of the Agents.

     10.08 Agents in their Individual Capacities. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and Petro and their respective Affiliates as though Wells Fargo were not the Administrative Agent, the Collateral Agent and the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any Loan Party or Petro or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or Petro or such Affiliate) and acknowledge that neither Agent shall be under any obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent and the L/C Issuer, and the terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.

     10.09 Successor Agents. Each Agent may resign as Administrative Agent or Collateral Agent (as applicable) upon 30 days' notice to the Lenders; provided that any such resignation by Wells Fargo shall also constitute its resignation as L/C Issuer. If either Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent or collateral agent (as applicable) for the Lenders, which successor administrative agent or collateral agent (as applicable) shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent or collateral agent (as applicable) is appointed prior to the effective date of the resignation of the Administrative Agent or Collateral Agent, respectively, the Administrative Agent or Collateral Agent (as applicable) may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent or collateral agent, respectively, from among the Lenders. Upon the acceptance of its appointment as successor administrative agent or collateral agent (as applicable) hereunder, the Person acting as such successor administrative agent or collateral agent, respectively, shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer or Collateral Agent, respectively, and the respective terms "Administrative Agent" and "L/C Issuer" or "Collateral Agent", respectively, shall mean such successor administrative agent and Letter of Credit issuer or collateral agent, respectively, and the retiring Administrative Agent's or Collateral Agent's, respectively, appointment, powers and duties as Administrative Agent or Collateral Agent, respectively, shall be terminated and the retiring L/C Issuer's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent's or Collateral Agent's resignation hereunder as Administrative Agent or Collateral Agent, respectively, the provisions of this
Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, respectively, under this Agreement. If no successor administrative agent or collateral agent (as applicable) has accepted appointment as Administrative Agent or Collateral Agent, respectively, by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's or Collateral Agent's, respectively, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

     10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or Petro, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Collateral Agent (as applicable), to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due either Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

     10.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agents, at their option and in their discretion,

     (a) to release any Lien on any Collateral granted to or held by any Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with
Section 11.01;

     (b) to subordinate (or, if requested by the Borrower, release) any Lien on any Property granted to or held by any Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(b) or (i); and

     (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by either Agent at any time, the Required Lenders will confirm in writing such Agent's authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.11.

     10.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     10.13 Delivery of Financial Statements and Certain Other Information to the Lenders. The Administrative Agent shall deliver to each Lender, in a reasonably prompt fashion after the Administrative Agent receives such financial statements or other information from the Borrower, a true and correct copy of (a) all financial statements delivered to the Administrative Agent pursuant to Section
7.01 and (b) all information delivered to the Administrative Agent pursuant to
Section 7.02 or 7.03, all of which may be delivered to the Lenders by electronic mail or internet or intranet websites or in such other manner as the Administrative Agent may desire.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party or Petro therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party or Petro, as the case may be, and acknowledged by the Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

     (a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender, except as may be agreed to by the Agents in connection with any post-closing agreement which has been disclosed or delivered to the Lenders;

     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (including mandatory prepayments required by Section 2.05), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

     (e) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

     (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

     (g) except in connection with a Disposition permitted under Section 8.05, release all or any material portion of the Collateral without the written consent of each Lender; or

     (h) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under
Section 8.05, any of the Guarantors from its or their obligations under the Loan Documents without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by such Agent in addition to the Lenders required above, affect the rights or duties of either Agent under this Agreement or any other Loan Document; and
(iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders shall determine whether or not to allow a Loan Party or Petro to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

     11.02 Notices and Other Communications; Facsimile Copies.

     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to any Loan Party or Petro, the Administrative Agent, the Collateral Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on
     Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to either Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person as set forth above. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties and Petro, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Sections 7.01 and 7.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

     (d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower or any other Loan Party or Petro even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any other Loan Party or Petro. All telephonic notices to and other communications with either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

     11.03 No Waiver; Cumulative Remedies. No failure by any Lender or either Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     11.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Agreement, and
(b) to pay or reimburse each Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by either Agent and the cost of independent public accountants and other outside experts retained by either Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Revolving Commitments and repayment of all other Obligations.

     11.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any Property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     11.06 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party or Petro is made to either Agent or any Lender, or either Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by either Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     11.07 Successors and Assigns.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party nor Petro may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except
(i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including, for purposes of this subsection (b), participations in L/C Obligations) at the time owing to
it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Loans and/or any Revolving Commitment, or $1,000,000, in the case of any assignment in respect of the Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;
(iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is not payable by the Borrower). Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05,
11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or either Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and
3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.13 as though it were a Lender.

     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g)   As used herein, the following terms have the following meanings:

           "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
     (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and
     (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

           "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

           "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     (h) Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection
(b) above, Wells Fargo may, upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

     11.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;
(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of any Loan Party or Petro; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates (provided that the identity of any Loan Party or Guarantor or information that would identify any Loan Party or Guarantor may not be disclosed pursuant to this clause (i)). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this

Agreement (but not the identity of any Loan Party or Guarantor or information that would identify any Loan Party or Guarantor) to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions.

For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to either Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, "Information" shall not include, and the Borrower, the other Loan Parties, each Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind
(i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

     11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not either Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.10 Interest Rate Limitation.

     (a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no interest rate specified in this Agreement or any other Loan Document or paid or agreed to be paid pursuant to this Agreement or any other Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate otherwise (but for the terms and provisions of this Section 11.10) contracted for in this Agreement or any other Loan Document (the "Contract Rate") for any Obligation shall exceed the Maximum Rate, thereby causing the interest accruing on such Obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such Obligation shall not reduce the rate of interest on such Obligation below the Maximum Rate until the aggregate amount of interest accrued on such Obligation equals the aggregate amount of interest which would have accrued on such Obligation if the Contract Rate for such Obligation had at all times been in effect.

     (b) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, none of the terms and provisions of this Agreement or any other Loan Documents shall ever be construed to create a contract or obligation to pay interest at a rate in excess of the Maximum Rate; and neither either Agent nor any Lender shall ever charge, receive, take, collect, reserve or apply, as interest on the Obligations, any amount in excess of the Maximum Rate. The parties hereto agree that any interest, charge, fee, expense or other obligation provided for in this Agreement or in the other Loan Documents which constitutes interest under applicable law shall be, ipso facto and under any and all circumstances, limited or reduced to an amount equal to the lesser of (i) the amount of such interest, charge, fee, expense or other obligation that would be payable in the absence of this Section 11.10(b) or (ii) an amount which, when added to all other interest payable under this Agreement and the other Loan Documents, equals the Maximum Rate. If, notwithstanding the foregoing, either Agent or any Lender ever contracts for, charges, receives, takes, collects, reserves or applies as interest any amount in excess of the Maximum Rate, such amount which would be deemed excessive interest shall be deemed a partial payment or prepayment of principal of the Obligations and treated hereunder as such; and if the Obligations, or applicable portions thereof, are paid in full, any remaining excess shall promptly be paid to the Borrower or other appropriate Loan Party or Petro. In determining whether the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, the Borrower, the Agents and the Lenders shall, to the maximum extent permitted by applicable law, (A) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (B) exclude voluntary prepayments and the effects thereof, and (C) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Obligations, or applicable portions thereof, so that the interest rate does not exceed the Maximum Rate at any time during the term of the Obligations; provided that, if the unpaid principal balance is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Agents and/or the Lenders, as appropriate, shall refund to the Borrower or other appropriate Loan Party or Petro the amount of such excess and, in such event, the Agents and the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, receiving, taking, collecting, reserving or applying interest in excess of the Maximum Rate.

     11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by either Agent or any Lender or on their behalf and notwithstanding that either Agent or any Lender may have had notice or knowledge of any Default at the time of any

Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     11.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.15 Tax Forms.

     (a)   (i)   Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction to zero of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction to zero of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

           (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion),
     (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue

     Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

           (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this
     Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

           (iv) Each Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

     (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

     (c) If any Governmental Authority asserts that either Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify such Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to such Agent under this Section, and costs and expenses (including Attorney Costs) of such Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Agents.

     11.16 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitments and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. Upon the making of any such assignment, the Borrower shall (a) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05),
(b) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer as such Lender may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations then outstanding, and (c) release such Lender from its obligations under the Loan

Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender's Commitment and outstanding Loans and participations in L/C Obligations.

     11.17 Governing Law.

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF NEW YORK'S GENERAL OBLIGATIONS LAW REGARDING CHOICE OF LAW); PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, OR IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS, TEXAS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT (DALLAS DIVISION) OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     (c) For purposes of Section 11.17(a), the parties hereto acknowledge and agree that the transactions contemplated by this Agreement bear a reasonable relation to the State of New York for purposes of Section 35.51(d) of the Texas Business and Commerce Code.

     11.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     11.19 USA Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     11.20 Designation as Senior Debt. All Obligations shall be "Permitted Debt" and "First Priority Lien Obligations" for purposes of and as defined in each of the Senior Notes Indentures.

     11.21 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

     11.22 Lien Releases, etc. The Agents and the Lenders agree to cooperate with the Borrower and its Subsidiaries in connection with any sale of Collateral permitted by Section 8.05 by executing and delivering such instruments and documents (including, without limitation, UCC amendments or partial releases of financing statements) as may be necessary to release the Liens created by the Collateral Documents as such Liens relate to such Collateral being sold and permitted to be sold; provided, however, that neither the Agents nor the Lenders shall be required to so cooperate or take any such action in connection with the sale of Collateral as to which the Lien thereon is required to remain in effect.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        BORROWER:
                                        --------

                                        PETRO STOPPING CENTERS, L.P.,
                                        a Delaware limited partnership


                                        By:    /s/ J. A. Cardwell, Sr.
                                               ---------------------------------
                                        Name:  J. A. Cardwell, Sr.
                                        Title: C.E.O.

                                        CREDIT AGREEMENT GUARANTORS:
                                        ---------------------------

                                        PETRO STOPPING CENTERS HOLDINGS, L.P.


                                        By:    /s/ J. A. Cardwell, Sr.
                                               ---------------------------------
                                        Name:  J. A. Cardwell, Sr.
                                        Title: C.E.O.

                                        PETRO HOLDINGS FINANCIAL CORPORATION


                                        By:    /s/ J. A. Cardwell, Sr.
                                               ---------------------------------
                                        Name:  J. A. Cardwell, Sr.
                                        Title: President

                                        PETRO DISTRIBUTING, INC.


                                        By:    /s/ J. A. Cardwell, Sr.
                                               ---------------------------------
                                        Name:  J. A. Cardwell, Sr.
                                        Title: President

                                        PETRO FINANCIAL CORPORATION


                                        By:    /s/ J. A. Cardwell, Sr.
                                               ---------------------------------
                                        Name:  J. A. Cardwell, Sr.
                                        Title: President

                                        AGENTS:
                                        ------

                                        WELLS FARGO BANK, N. A.,
                                        as Administrative Agent and Collateral
                                        Agent


                                        By:    /s/ David G. James
                                               ---------------------------------
                                        Name:  David G. James
                                        Title: Vice President

                                        LENDERS:
                                        -------

                                        WELLS FARGO BANK, N. A.,
                                        as a Lender and L/C Issuer


                                        By:    /s/ David G. James
                                               ---------------------------------
                                        Name:  David G. James
                                        Title: Vice President

                                        BANK OF AMERICA, N.A.,
                                        as a Lender


                                        By:    /s/ Gary L. Mingle
                                               ---------------------------------
                                        Name:  Gary L. Mingle
                                        Title: Senior Vice President

                                        ORIX FINANCIAL SERVICES, INC.,
                                        as a Lender


                                        By:    /s/ John W. Pors
                                               ---------------------------------
                                        Name:  John W. Pors
                                        Title: Vice President